                                                      EXHIBIT 2.1








                    STOCK PURCHASE AGREEMENT


                          BY AND AMONG



                  SA TELECOMMUNICATIONS, INC.,



                   ADDTEL COMMUNICATIONS, INC.


                        AVIRAM LONSTEIN,
                     CHARLES TONY LONSTEIN,
                     DANIEL G. LONSTEIN AND
                        DAVID R. LONSTEIN





                EFFECTIVE AS OF NOVEMBER 1, 1996

                    STOCK PURCHASE AGREEMENT


     This Stock Purchase Agreement ("Agreement") is made as of January 10, 1997, by and among SA Telecommunications, Inc., a Delaware corporation ("Purchaser"), Addtel Communications, Inc., a California corporation (the "Company"), and Aviram Lonstein, Charles Tony Lonstein, Daniel G. Lonstein, and David R. Lonstein, the holders of an aggregate of 100% of the issued and outstanding shares of capital stock of the Company (individually a "Shareholder" and collectively the "Shareholders").

     WHEREAS, pursuant to that certain Letter of Intent dated as of November 27, 1996 by and among the parties hereto (the "Letter of Intent"), the Shareholders contracted to sell and Purchaser contracted to buy, all of the issued and outstanding shares of capital stock of the Company (the "Shares") in accordance with the terms therein expressed and subject to the execution of definitive agreements setting forth such terms; and

     WHEREAS, Purchaser desires to purchase, and the Shareholders desire to sell, all of the Shares in accordance with the terms hereof.

     NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                       ARTICLE 1.  GENERAL

     SECTION 1.1 DEFINITIONS. Unless otherwise stated in this Agreement, the following terms shall have the following meanings, and other terms shall have the meaning assigned to such terms elsewhere in this Agreement (all such definitions to be equally applicable to both the singular and plural forms of any of the terms herein defined):

     AFFILIATE shall mean any Person that, directly or indirectly, controls, or is controlled by or under common control with, another Person. For the purposes of this definition, "control" (including the terms "controlled by" and "under common control with"), as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or by contract or otherwise.

     ANNIVERSARY DATE shall mean January 10, 1998, SIX MONTH
ANNIVERSARY DATE shall mean July 10, 1997, and EIGHTEEN MONTH
ANNIVERSARY DATE shall mean July 10, 1998.

     AGREED AMOUNT shall mean $1,175,747.33.

     ARBITRATION shall mean a proceeding brought pursuant to
Section 9.9 hereof which settles disputes concerning this Agreement.

     AUDIT BID AMOUNT shall mean $15,000.

     BUSINESS shall mean the business of the Company as conducted in the normal course prior to the date hereof, including without limitation the business of marketing, selling and providing long distance telephone service (on a wholesale and retail basis).

     BUSINESS DAY shall mean any day other than a Saturday, Sunday or a day on which the commercial banking institutions in Dallas, Texas are authorized to be closed.

     CASH AND CASH EQUIVALENTS shall mean the sum of (a) amount of cash in all bank accounts of the Company on the Closing Date and
(b) the deposits and prepayments existing on the Closing Date listed on "Exhibit E" hereto to the extent such amounts have either been converted into cash or are not subject to forfeiture, dispute or offset 150 days from the Closing Date with respect to actions or events occurring prior to the Closing Date.

     CLOSING DATE shall mean the date on which the Purchaser purchases and receives the Shares (and not the Effective Date), which date shall be the date after which the conditions set forth in Article V hereof are satisfied or such other day prior to January 15, 1997 as the Company and Purchaser shall mutually agree.

     CLOSING DATE ACCOUNTS RECEIVABLE shall mean billed accounts receivable and properly accrued but unbilled accounts receivable of the Company as of the Closing Date.

     CODE shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, all as the same shall be in effect at the time.

     COLLECTED ACCOUNTS RECEIVABLE shall mean net Closing Date Accounts Receivable subsequently collected within (a) 120 days after the Closing Date for accounts receivable of the Company billed as of the Closing Date and (b) 120 days after the Closing Date for properly accrued but unbilled accounts receivable of the Company as of the Closing Date and so reflected in the Debt Adjustment Calculation.

     COMMISSION shall mean the Securities and Exchange Commission.

     COMMON STOCK shall mean the common stock, par value $.50 per share of the Company.

     COMPANY'S STANDARD ACCOUNTING PRACTICES shall mean those accounting practices used by the Company when preparing all unaudited Financial Statements, including Balance Sheets, Income Statements, Statements of Cash Flows, and Statements of Stockholder Equity. In general, the Company's Standard Accounting Practices include, but are not limited to, the following principles and procedures: (i) No footnotes have been appended to the Financial Statements, (ii) Revenue has been recognized upon completion of the telephone calls, (iii) Unbilled revenue has been recorded at month's end as accrued but unbilled revenue, (iv) Carrier costs have been generally recorded to the periods in which such revenues were recognized, (v) Depreciation and Amortization calculations were generally in accordance with U.S. Federal Tax calculations,
(vi) Cash receipts have
generally been applied against the oldest open Accounts Receivable invoice, (vii) Bad Debt allowances have been generally calculated based on the Company's historical Bad Debt experience, (viii) All Tax returns are Compilations, and no Review or Audit has been undertaken except for the Audited Financial Statements dated May 31, 1996, and (ix) The accounting practices employed have generally been applied on a systematic and rational basis, with the intent to fairly present the financial condition of the Company.

     CONTRACT OR AGREEMENT shall mean any contract, agreement, understanding, lease, sublease, license, sublicense, distribution agreement, promissory note, evidence of indebtedness, indenture, instrument, mortgage, insurance policy, annuity or other binding commitment, whether written or oral, and shall include any proposal or other offer to any Person to enter into any of the foregoing.

     DEBT ADJUSTMENT shall mean a decrease in the Initial Purchase Price in an amount equal to the amount, if any, by which (a) Total Liabilities of the Company as of the Closing Date reduced by Agreed Amount exceeds (b) the sum of (i) Cash and Cash Equivalents and
(ii) Collected Accounts Receivable.

     DEBT ADJUSTMENT DATE shall mean the date which is 170 days after the Closing Date.

     DISCLOSURE SCHEDULE or SCHEDULES shall mean the schedules to this Agreement delivered by the Shareholders and/or the Company to Purchaser which are approved by Purchaser (with reservation of all rights with respect thereto) and incorporated by reference to the Section of this Agreement to which each such schedule relates.

     DISPUTED DEBT ADJUSTMENT shall mean that portion of the Debt
Adjustment, if any, which Shareholders have disputed pursuant to
Section 1.5 hereof.

     EBITDA shall mean earnings before interest, taxes, depreciation, amortization, nonrecurring charges and other income
(expense) determined in accordance with GAAP.

     EFFECTIVE DATE shall mean November 1, 1996.

     ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

     GAAP shall mean generally accepted accounting principles applied on a consistent basis.

     INDEBTEDNESS shall mean with respect to any Person, without duplication, and whether or not contingent, (a) all indebtedness of such Person for borrowed money which is evidenced by a note, bond, debenture or similar instrument, (b) all obligations of such Person in respect of letters of credit or bankers' acceptance issued or created for the account of such Person, (c) all liabilities secured by any consensual Lien (including capital leases and Liens arising in connection with purchase money debt) on any property owned by such Person even if such Person has not assumed or otherwise become liable for the payment thereof to the extent of the lesser of the amount of the debt secured thereby or the value of the property subject to such Lien, (d) any capital stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, (e) to the extent not otherwise included, any guarantee of such Person of any other Person's indebtedness or other obligations described in (a) through (d) in this definition; provided, however, that Indebtedness shall not include trade payables (including without limitation, obligations under third party accounts receivable billing agreements) incurred in the ordinary course of business and payable in accordance with customary practices and non-interest bearing installment obligations and accrued liabilities incurred in the ordinary course of business.

     INVESTOR NOTES shall mean the 16 promissory notes payable by the Company to the Persons and in the original principal amounts listed on "Exhibit D" hereto.

     LETTER AGREEMENT shall mean that certain letter agreement among Purchaser, the Company and the Shareholders dated as of January 10, 1997.

     LIEN shall mean all mortgages, deeds of trust, claims, liens, security interests, pledges, hypothecations, conditional sale contracts, claims, rights of first refusal, options, charges, liabilities, obligations, agreements, privileges, liberties, easements, rights-of-way, powers of attorney, limitations, reservations, restrictions and other encumbrances of any kind.

     MATERIAL ADVERSE EFFECT shall mean any (a) change, development or effect (individually or in the aggregate) in the general affairs, management, business, goodwill, results of operations, condition (financial or otherwise), assets, liabilities or prospects (whether or not the result thereof would be covered by insurance) that would be material and adverse to the Company (or such other parties as the context requires), or (b) fact or development that would (individually or in the aggregate), after giving effect to the Transactions, impair the Company's (or such other parties, as the context requires) ability or obligations to perform on a timely basis any obligations such Person has under the Operative Documents or in the ordinary course of its business.

     NAMED DEBTORS shall mean World X Change Communications, Star
Telecommunications and JD Services.

     NONSOLICITATION AGREEMENTS shall mean the Nonsolicitation
Agreements in the form of "Exhibit A" hereto, to be executed by each of the Shareholders at the Closing.

     OPERATIVE DOCUMENTS shall mean this Agreement, the Nonsolicitation Agreements, the Pledge Agreement, the Letter
Agreement, and all other Contracts or Agreements, documents, and certificates executed and delivered by or on behalf of the Company, the Shareholders, Purchaser or USC at or before the Closing pursuant to this Agreement.

     ORDER shall mean any order, writ, injunction, decree, judgment, award or determination of any Tribunal.

     PERMITS shall mean all permits, authorizations, certificates, approvals, registrations, variances, exemptions, rights-of-way, franchises, privileges, immunities, grants, ordinances, licenses and other rights of every kind and character (a) under any (1) federal, state, local or foreign statute, ordinance or regulation,
(2) Order or (3) contract with any Tribunal or (b) granted by any Tribunal.

     PERSON shall mean an individual, partnership, association, joint venture, limited liability company, corporation, trust, unincorporated organization or Tribunal.

     PLEDGE AGREEMENT shall mean the Pledge Agreement executed between the Shareholder Agent and Purchaser at Closing, in substantially the form of "Exhibit B" hereto.

     PLEDGED STOCK shall mean 500,000 shares of Common Stock,
$.0001 par value, of Purchaser, issued by Purchaser to USC.

     PRIMARY JURISDICTIONS shall mean Arizona, California Colorado, Florida, Illinois, New Jersey, Nevada, Oregon, Texas, Washington, and Utah.

     PRODUCTS shall mean all products manufactured, produced, licensed, marketed or distributed by the Company.

     REAL PROPERTY shall mean the real property owned by the Company, if any.

     SETTLEMENT DATE shall mean the later to occur of (a) 170 days after the Closing Date or (b) the date on which Purchaser and the Shareholders reach agreement on the Debt Adjustment Calculation in accordance with Section 1.5 hereof.

     SHAREHOLDER AGENT shall mean Charles Tony Lonstein acting as agent and duly qualified attorney in fact for all such Shareholders for purposes of this Agreement.

     SHAREHOLDER PERCENTAGES shall mean the percentages set forth beside each Shareholder's name as follows: Aviram Lonstein 15%, Charles Tony Lonstein 55%, Daniel R. Lonstein 15%, and David G.
Lonstein 15%.

     SUBSIDIARY shall mean with respect to any corporation shall mean any other corporation of which at least a majority of the securities having by their terms ordinary voting power to elect a majority of the Board of Directors of such other corporation is at the time directly or indirectly owned or controlled by such first corporation, or by such first corporation and one or more of its Subsidiaries.

     TAXES shall mean any federal, state, local, county, or foreign taxes or similar charges imposed by any Tribunal (including without limitation, estimated or actual income, franchise, gross receipts, sales, ad valorem, occupation, windfall profits, environmental, customs duties, social security, unemployment, disability, withholding, excise, use, transfer, payroll, real or personal property, value added, alternative, occupancy or other taxes, assessments, fees, levies, imposts, duties, deductions or other charges of any nature whatsoever (including, without limitation, interest and penalties) imposed by any law, rule or regulation.

     TAX OBLIGATIONS shall mean any Taxes which are attributable or relating to the assets or the Business of the Company for any periods ending on or before the Closing Date or which may be applicable because of the transactions contemplated hereby.

     TAX RETURNS shall mean all reports, elections, declarations, claims for refund, estimates, information statements and returns (including schedules and attachments thereto) relating to or required to be filed in connection with, any Taxes pursuant to statutes, rules, and regulations of any Tribunal.

     TOTAL LIABILITIES shall mean all liabilities (accrued or otherwise) of the Company on the Closing Date computed in accordance with GAAP (including without limitation the following accrued liabilities as of the Closing Date: payroll, unpaid vacation, sick pay and severance pay for employees, Taxes, carrier fees, accounting, legal and consulting fees and expenses, rent, the fees and expenses of Maverick other than the success fee).

     TRANSACTION OR TRANSACTIONS shall mean the acquisition of stock, performance of covenants, and transactions contemplated hereby in each case as contemplated by this Agreement.

     TRIBUNAL shall mean any government, arbitration panel, court or any federal, state, municipal or other governmental department, commission, board, bureau, agency, authority or instrumentality, domestic or foreign.

     UNDISPUTED DEBT ADJUSTMENT shall mean the amount equal to the difference between the Debt Adjustment, if any, and the Disputed
Debt Adjustment.

     UNDISPUTED ESCROW AMOUNT shall mean that portion of the Escrow Amount not subject to an unresolved Claimed Amount.

     USC shall mean U.S. Communications, Inc., a Texas corporation and wholly owned Subsidiary of Purchaser.

     WHOLESALE BAD DEBT shall mean all billed accounts receivable of the Company on October 31, 1996 related to the Company's wholesale long distance business from (a) wholesale account debtors other than the Named Debtors and (b) from the Named Debtors which remain uncollected by the Company on the 61st date after billing.

     SECTION 1.2    PREVIOUS AGREEMENT.  The parties hereto
expressly acknowledge, confirm and agree that the Letter of Intent has been replaced in its entirety by this Agreement and is without any further force or effect whatsoever.

     SECTION 1.3 AGREEMENT TO SELL. Subject to the terms and conditions of the Operative Documents, at the Closing, the Shareholders shall sell, transfer and deliver to Purchaser, and Purchaser shall purchase, all of the Shares.

     SECTION 1.4 PURCHASE PRICE. The aggregate purchase price for Shares (the "Purchase Price") shall equal $9,500,000 (the "Initial Purchase Price"), subject to reduction by the Debt Adjustment. The Initial Purchase Price includes the aggregate consideration of $2,000,000 to be received pursuant to the terms of the Nonsolicitation Agreements (the "Nonsolicitation Fee"), with an aggregate of $500,000 of such Nonsolicitation Fee being payable at Closing, and the remaining $1,500,000 to be held in escrow (the "Escrow Amount") pursuant to the escrow provisions specified below, with such amounts being subject to reduction by the Debt Adjustment. The Initial Purchase Price, subject to the Debt Adjustment, shall be allocated among the Shareholders in accordance with the Shareholder Percentages as follows:



NAME OF SHAREHOLDER              NONSOLICITATION FEE             REMAINDER OF PURCHASE
                         PAYABLE AT CLOSING  HELD IN ESCROW      PRICE PAYABLE AT CLOSING


Aviram Lonstein          $  75,000           $  225,000          $1,125,000
Charles Tony Lonstein    $ 275,000           $  825,000          $4,125,000
Daniel G. Lonstein       $  75,000           $  225,000          $1,125,000
David R. Lonstein        $  75,000           $  225,000          $1,125,000
                         ---------           ----------          ----------
     Total               $500,000            $1,500,000          $7,500,000



     SECTION 1.5 DEBT ADJUSTMENT. The Initial Purchase Price shall be decreased by an amount equal to the Debt Adjustment, if any. For purposes of determining the Debt Adjustment, not later than 150 days after the Closing Date, Purchaser shall prepare and deliver to the Shareholders the calculation of the Debt Adjustment, showing only the Total Liabilities, Cash and Cash Equivalents and Collected Accounts Receivable as of the Closing Date ("Debt Adjustment Calculation"). The parties hereto agree that the Company shall have expensed fully in the month ending October 31, 1996 (i) an amount equal to the aggregate of Wholesale Bad Debt (and the Company's accounts receivable as of October 31, 1996 and thereafter shall not reflect the accounts receivable to which such Wholesale Bad Debt relates), and (ii) the Audit Bid Amount. Within 20 days after the receipt by Shareholders of the Debt Adjustment Calculation, the Shareholder Agent shall notify Purchaser and the Company of any objections the Shareholders may have to the Debt Adjustment Calculations, and Purchaser and the Shareholder Agent will endeavor promptly to discuss and resolve such objections. In the absence of such objections within such 20 day period, or following resolution of them between Purchaser and the Shareholder Agent, the Shareholders shall be deemed to have approved the Debt Adjustment Calculation and agreed to all amounts set forth therein for purposes of the adjustments to be made pursuant to this Section 1.5, but subject to any rights of indemnification which Purchaser may have pursuant hereto with respect to the accuracy or completeness of the information on the basis of which the Debt Adjustment Calculations was prepared and any other rights Purchaser may have under this Agreement. If after the Debt Adjustment Date, there remain Disputed Debt Adjustment amounts, and Purchaser and the Shareholder Agent have not mutually agreed in writing to continue negotiating, such Disputed Debt Adjustment amounts shall be referred within 15 days to Ernst & Young or such other independent public accounting firm of national stature not used by any of the parties hereto or their respective Affiliates during the prior 2 years as is mutually satisfactory to Purchaser and the Shareholder Agent for resolution within 30 days of the submission to such firm. The determination of such firm with respect to the Disputed Debt Adjustment Amounts shall be conclusive and binding, subject however, to any rights of Purchaser hereunder with respect to the accuracy or completeness of the information on the basis of which such calculation was determined. The fees and expenses of such firm shall be borne equally between Purchaser on the one hand, and the Shareholders on the other hand, in accordance with the Shareholder Percentages. Upon the date of the earlier to occur of resolution of the Disputed Debt Adjustment amounts by (i) mutual written agreement between Purchaser and the Shareholder Agent, or (ii) the determination of the independent accounting firm, the amounts agreed upon or determined shall be appropriately applied to the Debt Adjustment by each party as if such amounts were applied to the Debt Adjustment as of the Debt Adjustment Date, and any amounts due any party hereto shall be paid.

     (a) On the Debt Adjustment Date, the Initial Purchase Price and the Escrow Amount shall be decreased by an amount ("Undisputed Debt Adjustment") if any, equal to the difference between the Debt Adjustment, if any, and the Disputed Debt Adjustment, if any as follows:

          (i) The Undisputed Debt Adjustment, if any, shall first be applied against the portion of the Initial Purchase Price consisting of the Undisputed Escrow Amount as of the Debt Adjustment Date. In the event that the Undisputed Escrow Amount as of the Debt Adjustment Date exceeds the Undisputed Debt Adjustment, the parties hereto agree that Purchaser shall be entitled to reduce the Undisputed Escrow Amount held in escrow by Purchaser as of the Debt Adjustment Date pursuant to
     Section 1.7 by the amount of such Undisputed Debt Adjustment and thereafter such Undisputed Debt Adjustment shall be owned by Purchaser free of the escrow provisions hereunder.

          (ii) In the event that the Undisputed Debt Adjustment exceeds the Undisputed Escrow Amount on the Debt Adjustment Date, the Initial Purchase Price shall be reduced by such excess, and each Shareholder shall pay to Purchaser on the Debt Adjustment Date a sum ("Debt Adjustment Shortfall") equal to the product of (a) the amount equal to the Undisputed Debt Adjustment minus the Undisputed Escrow Amount on the Debt Adjustment Date and (b) such Shareholder's Shareholder Percentage; provided, however, that each Shareholder shall be jointly and severally liable for payment of the entire Debt Adjustment Shortfall to Purchaser, which amount shall be due and payable on the Debt Adjustment Date.

     (b) For purposes of collection of the Company"s Closing Date Accounts Receivable for calculation of the Debt Adjustment, the following procedures shall apply:

          (i) All collections during the Settlement Period received from the account debtors of the Company shall be applied to the invoice intended to be paid by such account debtor if such intent can be determined. If such intent cannot be determined, then payment shall be applied on a "first in, first out" basis".

          (ii) The Company will continue to utilize its standard credit and collection policies, procedures and practices, but without responsibility to institute legal or collection proceedings.

     (c) Upon the later to occur of (i) receipt of full payment of the Debt Adjustment Shortfall by Purchaser or (ii) the Settlement Date, Purchaser shall transfer to the Shareholders in accordance with the Shareholder Percentages the Company's rights to any Closing Date Accounts Receivable which remain uncollected by the Company on the 121st day after the Closing Date so that each of the Shareholders may then take his own steps, including, without limitation, the use of collection agencies and litigation, to collect the full unpaid balances thereof in due course.

     (d) Upon the date of expiration of the statute of limitations with respect to any Tax for which there was a related accrued Tax accrual used in the calculation of the Debt Adjustment Amount ("Tax Accrual Amount"), or alternatively, the reversal or reduction by the Company or Purchaser of any Tax Accrual Amount, Purchaser shall return any Tax Accrual Amount which was reversed or which was not actually used by Purchaser to pay the related Tax to which such Tax Accrual Amount relates.

     Section 1.6 Closing Deliveries. Without limiting the deliveries at the Closing set forth in Article 6 hereof, at the
Closing:

          (a)  each of the Shareholders shall deliver to Purchaser
     (i) certificates representing the Shares, endorsed for transfer to Purchaser, which shall transfer to Purchaser good title to the Shares, free and clear of all Liens; and (ii) such other documents, including officer's certificates, opinions of counsel and other Contracts or Agreements as may be required by this Agreement or reasonably requested by Purchaser; and

          (b) Purchaser shall execute wire transfers to each of the Shareholders in the amount specified as "Payable at Closing" in Section 1.4 hereof to the bank account of a bank located in the United States specified by such Shareholder in writing to Purchaser, and shall hold $1,500,000 of the Initial Purchase Price in escrow as provided in Section 1.4 pursuant to the terms of Section 1.7 hereof, subject to decrease by the provisions of Sections 1.5 and 1.7 hereof. Purchaser shall cause USC to deliver to the Shareholder Agent the Pledged Stock in accordance with the Pledge Agreement.

     SECTION 1.7    ESCROW.

          (a) At the Closing, (i) Purchaser shall hold in escrow the Escrow Amount to satisfy any claims made by Purchaser in respect of (A) the Debt Adjustment, and (B) any amounts alleged to be due to Purchaser by Purchaser under Article 8 of this Agreement ("Claimed Amount") in accordance with Section 1.7(d) below, and Purchaser shall deliver to the Shareholder Agent a stock certificate representing the Pledged Stock issued in the name of the Shareholder Agent to hold only in accordance with the Pledge Agreement. Purchaser shall not be required to segregate the Escrow Amount from any of its other funds and may invest the Escrow Amount in any manner Purchaser may desire.

          (b) On the Debt Adjustment Date, Purchaser shall reduce the Undisputed Escrow Amount by the Undisputed Debt
     Adjustment, if any, as provided in Section 1.5 hereof and the remaining balance of the Escrow Amount after such reduction and other distributions provided for herein shall be referred to as the "Adjusted Escrow Amount".

          (c) Purchaser shall be entitled to continue to hold Claimed Amounts not yet finally resolved in accordance with
     Section 1.7(d) and Article 8 hereof and shall be entitled to distribute to Purchaser free from the escrow provisions of this Agreement any Claimed Amount finally resolved in accordance with Section 1.7(d) and Article 8 hereof. Purchaser shall pay to the Shareholders in accordance with the Shareholder Percentages to the extent such funds have not otherwise been distributed as provided herein: (i) on the Six Month Anniversary Date, 50% of the excess, if any, of the Adjusted Escrow Amount over the Disputed Debt Adjustment on such Six Month Anniversary Date; (ii) on the Anniversary Date, 25% of excess, if any, of the Adjusted Escrow Amount over the Disputed Debt Adjustment on the Anniversary Date; and (iii) on the Eighteen Month Anniversary Date, the remainder of the excess of the Adjusted Escrow Amount over the Disputed Debt Adjustment on the Eighteen Month Anniversary Date. Any amounts paid to the Shareholders from the Escrow Amount shall earn simple interest compounded monthly at a per annum rate equal to the average rate per annum quoted for one year jumbo certificates of deposit by major banks in New York, New York as quoted in the southwest edition of THE WALL STREET JOURNAL on the first and last day of each release period payable on the date upon which such Escrow Amount is distributed to such Shareholders. In the event of a failure by Purchaser to make a scheduled payment from the Escrow Amount according to
     Section 1.7 hereof or the failure by the Shareholders to make a payment to Purchaser according to Section 1.5(a)(ii) hereof within 5 days, the non-paying party shall be subject to a one-time penalty of 10% of the amount not paid plus all collection costs, including reasonable attorney's fees.

          (d) At any time on or before the Eighteen Month Anniversary Date, Purchaser may give the Shareholder Agent written notice of a claim (a "Notice of Claim") for which Purchaser is seeking indemnification under Article 8 of this Agreement from the Escrow Amount stating the dollar amount of the Escrow Funds claimed as a result of Purchaser's damages thereof (the "Claimed Amount"). Within 10 Business Days after a Notice of Claim is given by Purchaser to the Shareholder Agent, the Shareholder Agent shall have the right to file with Purchaser written notice that the Shareholders intend to contest Purchaser's claim. If, within such 10 Business Day period, Purchaser does not receive such notice from the Shareholder Agent or receives notice from the Shareholder Agent that such claim is uncontested, Purchaser may reduce the Escrow Amount by the Claimed Amount and thereafter Purchaser shall own such funds free from the escrow provisions hereunder. If, however, within such 10 Business Day period, Purchaser shall receive notice from the Shareholder Agent of the intention of the Shareholders to contest Purchaser's Notice of Claim and the underlying claim with respect to the Escrow Funds (a "Contested Claim"), then Purchaser shall continue to hold the Claimed Amount until the earliest to occur of: (i) receipt of written notice from the Shareholder Agent consenting to the release of the Claimed Amount to Purchaser; (ii) receipt of a written final decision of the Arbitration Panel pursuant to Section 9.9 directing disposition of the Claimed Amount after Arbitration; or (iii) receipt of a written agreement of the Shareholder Agent and Purchaser, that (A) Purchaser or (B) the Shareholders are entitled to all or part of the Claimed Amount. Thereupon, Purchaser shall deliver to the proper party (which may include Purchaser) the Claimed Amount in accordance with clause (i), (ii) or (iii) above. Any Contested Claim shall be submitted to Arbitration if Purchaser and the Shareholder Agent are unable to resolve such dispute within 30 days of the receipt by Purchaser of a Contested Claim unless Purchaser and the Shareholder Agent mutually agree in writing to extend such period.

           ARTICLE 2.  REPRESENTATIONS AND WARRANTIES
                         OF THE SHAREHOLDERS

     Each of the Shareholders, jointly and severally, hereby represent and warrant to Purchaser that the following are true and correct as of the date of this Agreement and will be true and correct (without limitation) through the Closing and as of that date, regardless of what investigations, if any, Purchaser shall have made prior hereto or prior to the Closing:

     SECTION 2.1 ORGANIZATION; QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has the corporate power and authority to own, operate and lease all of the properties and assets it now owns, operates and leases and to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation and is in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect on the Company.
Section 2.1 of the Disclosure Schedule sets forth a true and correct list of each jurisdiction in which the Company is qualified to do business. The Company does not have any employees, maintain any office, or own or lease any real property in any state that is not listed on Section 2.1 of the Disclosure Schedule. The Company has heretofore delivered to Purchaser complete and correct copies of its Certificate of Incorporation (certified by the Secretary of State of California) and Bylaws as such are currently in effect.

     SECTION 2.2 AUTHORITY. The Company has the corporate power and authority to execute, deliver and perform the Operative Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company and the Shareholders of the Operative Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company or the Shareholders are necessary with respect thereto. This Agreement has been duly and validly executed and delivered by the Company and the Shareholders, and constitutes a legal, valid and binding obligation of the Company and the Shareholders, enforceable against each of them in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors' rights and by general principles of equity. The Nonsolicitation Agreement and the Pledge Agreement, when executed and delivered by each Shareholder who is a party thereto, will constitute a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors' rights and by general principles of equity. Neither any of the Shareholders nor the Company, is a party to, or subject to, or bound by, any currently existing Order of any Tribunal, or any arbitration award that would restrict performance by any of the Shareholders or the Company of this Agreement or any other Operative Documents.

     SECTION 2.3 CAPITALIZATION. The authorized capital stock of the Company consists of 200,000 shares of the Company's Common Stock. The Shares, consisting of 125,000 shares of such Common Stock owned by the Shareholders, are all the issued and outstanding shares of capital stock of the Company and there are no shares held in treasury of the Company. Each of the Shares is validly issued and outstanding, fully paid and nonassessable. There are no options, warrants or other commitments to issue or sell any shares of capital stock or any securities or obligations convertible into or exchangeable for, or giving any Person any right to acquire from the Company, any shares of its capital stock other than the transactions contemplated hereby. No shares of the Company's capital stock, including, but not limited to the Common Stock, have been issued in violation of any preemptive rights or applicable federal or state securities laws. There are no restrictions, including but not limited to self-imposed restrictions, on the retained earnings of the Company or on the ability of the Company to declare and pay dividends. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any capital stock or other securities of the Company. There are no stock appreciation rights, equity appreciation plans, stock valuation plans or similar Contracts or Agreements or arrangements pursuant to which any Person shall have the right to receive any money or property with respect to the equity securities, capital structure or shareholders equity, or any increase in the value of any of them, of the Company.

     SECTION 2.4 INVESTMENTS. The Company does not, directly or indirectly, own or control any equity or debt interest or any form of proprietary interest in any Person, or any right or option to acquire any such interest in any such Person. None of Sellers or any of their relatives or Affiliates own, directly or indirectly, any interest in any Person which is a competitor, customer or supplier of the Company or which otherwise has business dealings with the Company.

     SECTION 2.5 GOVERNMENTAL CONSENTS AND APPROVALS. The execution, delivery and performance by the Company and each of the Shareholders of the Operative Documents to which each such Person is a party and the consummation of the transactions contemplated thereby by the Company and each of the Shareholders requires no consent, approval, order or authorization of, action by or in respect of, or registration or filing with, (a) any Tribunal in the Primary Jurisdictions, other than as set forth on Section 2.5 of the Disclosure Schedule or (b) any Tribunal in jurisdictions other than the Primary Jurisdictions except as set in the Letter Agreement.

     SECTION 2.6 NO VIOLATIONS. The execution, delivery and performance of the Operative Documents by the Company and each of the Shareholders to which such Person is a party, the consummation by the Company and each of the Shareholders of the transactions contemplated thereby or compliance by the Company and each of the Shareholders with any of the provisions thereof does not and will not (a) conflict with or result in any breach or violation of any provision of the Certificate of Incorporation or Bylaws of the Company, (b) result in a default, or give rise to any right of termination, cancellation or acceleration or loss of any benefit (with or without the giving of notice or lapse of time or both), or require the consent, approval, waiver or other action by any Person under any of the terms, conditions or provisions of Contract or Agreement or obligation to which any Shareholder or the Company is a party or by which any Shareholder or the Company may be bound, (c) result in the creation or imposition of any Lien on any of the property of any Shareholder or the Company, or (d) except for the regulatory approvals disclosed pursuant to Section 2.5(a) and (b), violate any Order, statute, rule or regulation applicable to any Shareholder or the Company or any of its properties or assets.

     SECTION 2.7    FINANCIAL STATEMENTS.

          (a) The following unaudited financial statements of the Company have heretofore been delivered to Purchaser: (i) the federal income tax returns within which are included the balance sheet of the Company as of May 31, 1996 (the "Annual Balance Sheet") and the statements of operations and of stockholder's equity for each of the one year periods ended May 31, 1995, May 31, 1994 and May 31, 1993 and a statement of cash flows for the Company as of May 31, 1996 and May 31, 1995, together with any related notes and schedules, (such balance sheets, the related statements of operations, of stockholder's equity and of cash flows, and the related notes and schedules being hereinafter together referred to as the "Annual Financial Statements"); (ii) the unaudited balance sheets of the Company as of October 31, 1996, November 30, 1996 and December 31, 1996 and the related unaudited statements of operations, of stockholder's equity and of cash flows for the periods then ended (such balance sheets, the related statements of operations, of stockholder's equity and of cash flows, being hereinafter together referred to as the "Interim Financial Statements").

          (b) The Annual Financial Statements and the Interim Financial Statements (collectively, the "Financial Statements"), including the related notes and schedules, have been prepared from the books and records of the Company which accurately reflect the transactions of the Company. The Financial Statements are true, complete and correct, were prepared in accordance with the Company's Standard Accounting Practices, subject to normal recurring year-end audit adjustments with respect to the Interim Financial Statements. The Financial Statements present fairly the financial position of the Company as of the dates of such statements. The trade accounts and other receivables of the Company which are classified as current assets on the balance sheets of the Company in the Interim Financial Statements have arisen from bona fide transactions in the ordinary course of business, are true and correct and are valid and enforceable claims subject to no right of offset or counterclaim and are collectible within 120 days following the Closing Date at the face amount thereof net of any amounts for bad debt related to such account for which Purchaser has received credit in the Debt Adjustment. There have been no write-ups of any assets (other than inventory) included in such Financial Statements.

          (c) Except as set forth in Section 2.29(d)(i) of the Disclosure Schedule, the Company has no liabilities (contingent or otherwise) other than: (i) those set forth or reserved against in the balance sheet of the Company as of December 31, 1996, and (ii) those incurred since December 31, 1996 in the ordinary course of business and consistent with past practices. The Company has no Indebtedness other than disclosed on Section 2.29(d)(ii) of the Disclosure Schedule. There are no receivables of the Company owed by Affiliates of the Company which are not disclosed in the Interim Financial Statements and listed on Schedule 2.32 of the Disclosure Schedule.

          (d) The Company's books of account have been kept accurately in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded in such books. The Company has adequately funded all accrued employee benefit costs and such funding is reflected in the Interim Financial Statements.

     SECTION 2.8    TITLE TO AND CONDITION OF ASSETS AND
PROPERTY. The Company has good and marketable title to any and all assets reflected in the Interim Financial Statements currently owned and used in the operation of its business, and such assets are free and clear of all Liens. Section 2.8(a) of the Disclosure Schedule further sets forth a true and complete description of all real and tangible personal property currently leased or otherwise occupied or used but not owned by the Company, true, correct and complete copies of which leases and other Contracts or Agreements, including all amendments and modifications thereto have heretofore been delivered to the Company. Each of the leases is a valid and binding obligation of the parties thereto and neither the Company nor the lessor thereunder is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under any such lease. The Company enjoys peaceful and undisturbed possession under all such leases. The Company does not own any Real Property or any interest therein other than the real property leases listed in Schedule 2.8(a) of the Disclosure Schedule. All personal property not set forth in Section 2.8(a) of the Disclosure Schedule and reflected on the Financial Statements is owned by the Company. Except as listed in Section 2.8(b) of the Disclosure Schedule, all property owned or leased by the Company and reflected on the Financial Statements or located on the premises of the Company is in good operating condition and repair, ordinary wear and tear excepted, is suitable for the use to which the same is customarily put, is free from defects other than minor defects that do not interfere with or detract from the use or value thereof and is merchantable and not obsolete and is of a quality and quantity presently usable in the ordinary course of the operation of the Business of the Company and is all of the assets currently used or needed in said Business. Except as set forth in
Section 2.8(c) of the Disclosure Schedule, the buildings, structures, improvements, assets and operations of the Company conform with all applicable restrictive covenants, deeds, leases, and restrictions and all applicable federal, state and local laws, ordinances, rules and regulations, including, but not limited to, those relating to zoning and working conditions.

     SECTION 2.9 LITIGATION. Except as disclosed in Section 2.9 of the Disclosure Schedule, there is no action, order, claim, suit, proceeding, litigation, investigation, inquiry, review or notice ("Proceeding") pending or threatened against, relating to or affecting the Company or its properties or assets or any officer or director of the Company relating to the Company, at law or in equity, before any Tribunal nor is there any basis for asserting the foregoing. None of the Proceedings listed on Section 2.9 of the Disclosure Schedule would, if determined adversely to the Company, individually or in the aggregate have a Material Adverse Effect. Neither the Company nor any of its properties or assets is specifically by name, subject to any currently existing Order. Except as disclosed in Section 2.9 of the Disclosure Schedule, the Company is not subject to any currently existing Proceeding by any Tribunal. There is no basis for the assertion of any Proceeding by any Tribunal or any Person regarding any violation of federal or state securities laws. There are no Proceedings pending or, to the knowledge of any Shareholder, threatened against the Company or any Shareholder, whether at law or in equity and whether civil or criminal in nature, before any

Tribunal nor are there any Orders of any such Tribunal outstanding against the Company or any Shareholder which, in either case, seek specifically to prohibit, restrict, or delay consummation of the transactions contemplated hereby or fulfillment of any of the conditions upon the obligations of the Shareholders or the Company under this Agreement.

     SECTION 2.10   ABSENCE OF CHANGES.  Except as set forth in
Section 2.10 of the Disclosure Schedule, since May 31, 1996, the Business of the Company has been operated in the ordinary course consistent with past practice and there has not been (a) any material adverse change in the Business, operations, properties, condition (financial or otherwise), prospects, assets or liabilities (contingent or otherwise) of the Company; (b) any dividend declared or paid or distribution made on the capital stock of the Company, or any capital stock thereof redeemed or repurchased; (c) any incurrence of long-term Indebtedness or unusual increase in the current liabilities of the Company; (d) any salary, bonus or compensation increases to any officers, employees or agents of the Company; (e) any pending or threatened labor disputes or other labor problems against or affecting the Company;
(f) any transaction or Contract or Agreement, or amendment or termination of any transaction or Contract or Agreement by the Company, except normal transactions or Contracts or Agreements consistent in nature and scope with prior practices and entered into in the ordinary course of business consistent with past practices, (g) any mortgage, sale, transfer, distribution or other disposition of any assets by the Company, except in the ordinary course of business consistent with past practices, (h) any theft, damage, destruction or loss by the Company to or of any of its assets except to the extent that any asset damaged, destroyed or lost has been repaired or replaced, (i) any capital expenditures for additions to property, plant or equipment in excess of $5,000,
(j) any grant or credit to any customer or distributor on terms materially more favorable than the terms on which credit has been extended to such customer or distributor in the past nor changed the terms of any credit previously extended, (k) any change in the accounting methods or practices followed by the Company or any change in the depreciation or amortization policies or rates heretofore adopted; or (l) any other change in the nature of, or the manner of conducting, the Business of the Company, other than changes that neither have had, nor reasonably may be expected to have, a Material Adverse Effect on the Business of the Company.

     SECTION 2.11 UNDISCLOSED LIABILITIES; COMMITMENTS. Except as disclosed in Section 2.11(a) of the Disclosure Schedule, the Company has no Indebtedness, liabilities or obligations, whether accrued, absolute, contingent or otherwise, and whether due or to become due, and there is no basis for the assertion against the Company of any such Indebtedness, liability or obligation, that were not accrued or reserved against in the Financial Statements. Except as set forth in Section 2.11(b) of the Disclosure Schedule, the Company has performed all Contracts or Agreements to which the Company is a party, and there is not under any such Contracts or Agreements any existing default or event of default or event which with notice or lapse of time or both would constitute a default.

     SECTION 2.12   ENVIRONMENTAL MATTERS.  Except as set forth on
Section 2.12 of the Disclosure Schedule, the Company has duly complied with, and its Business, operations, assets, equipment, leaseholds and other facilities are in compliance with, the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder, governing (a) air emissions, (b) discharges to surface water or ground water, (c) solid or liquid waste disposal, (d) the use, storage, generation, handling, transport, discharge, release, or disposal of toxic or hazardous substances or wastes, or (e) other environmental, health or safety matters, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. Sections 601 et seq., as amended, the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., as amended, the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 et seq., as amended, the Clean Air Act, 42 U.S.C. Sections 7401 et seq., as amended, the Occupational Safety and Health Act of 1970, as amended ("OSHA"), the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, and other environmental conservation or protection laws. There is no Proceeding pending or threatened against the Company relating to the environment nor is there a basis for the assertion against the Company of any Proceeding. The Company has not received notice of, nor knows of, any past, present or future events, conditions, facts, circumstances, activities, practices, incidents, actions or plans that may interfere with or prevent compliance or continued compliance or that might constitute a violation of any federal, state or local environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder, which relate to the use, ownership or occupancy of the property or the operation of the Business of the Company.

     SECTION 2.13 PENSION MATTERS. The Company has never maintained or contributed to any defined benefit pension plans (as defined in Section 3(2) of ERISA or any multiemployer plans (as defined in Section 3(37)(A) of ERISA). Each employee benefit plan (as defined in Section 3(3) of ERISA) (each, an "Employee Benefit Plan" or "Plan") maintained for employees of the Company or to which the Company has contributed and any related trust agreement, annuity contract or any other funding or implementing instrument complies currently and has complied in the past, as to form, operation and administration, with the provisions of ERISA, as amended, and all other applicable laws, rules and regulations and with the Code where required in order to be tax-qualified under
Section 401(a) or 403(a) and 501(a) of the Code, and no event has occurred that may give rise to disqualification of any such Plan under said Sections. All necessary Tribunal approvals for the Employee Benefit Plans have been obtained. Each Employee Benefit Plan that is subject thereto meets and has met at all times the minimum funding standards of Section 302 of ERISA, Section 412 of the Code and any other applicable law, and no accumulated funding deficiency, whether or not waived, exists with respect to any such Plan. Each Employee Benefit Plan that is an employee pension benefit plan (as defined in Section 3(2)(A) of ERISA) has been duly authorized by the Board of Directors of the Company and a favorable determination as to the qualification under the Code of each such employee pension benefit plan has been made by the Internal Revenue Service. The Company has delivered to Purchaser the following documents as in effect on the date hereof: (A) true, correct and complete copies of each Plan, including all amendments thereto, which is an employee pension benefit or welfare benefit plan (within the meaning of Sections 3(1) or 3(2) of ERISA), and in the case of any unwritten Plans, descriptions thereof, (B) with respect to any Plans or Plan amendments described in the foregoing clause
(A), (i) the most recent determination letter issued by the Internal Revenue Service after September 1, 1974, if any, (ii) all trust agreements or other funding Contracts or Agreements, including insurance contracts, and (iii) the most recent actuarial valuations, annual reports, summary plan descriptions, employee handbooks or other descriptive materials supplied and employee or retiree summaries of material modifications and summary annual reports, if any. With respect to any Plan, no prohibited transaction (within the meaning of Section 406 of ERISA and/or Section 4975 of the Code) exists which could subject the Company to any liability or civil penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code. Neither the Company nor any of its Affiliates, nor any administrator or fiduciary of any Plan (or agent of any administrator or fiduciary of any Plan (or agent of any of the foregoing) has engaged in any transaction or acted or failed to act in a manner which is likely to subject the Company to any liability for a breach of fiduciary or other duty under ERISA or any other applicable law. The transactions contemplated by this Agreement will not be, or cause any, prohibited action or transaction.

     There are no pending claims, investigations or causes of action ("Claims") and, to the best of each Shareholder's knowledge, no such Claims are planned or threatened, against any Employee Benefit Plan or fiduciary of any such plan by any participant, beneficiary or Tribunal with respect to the qualification or administration of any such Employee Benefit Plan. Neither the Company nor any of the Shareholders has made, nor will any of them or any of the Company's employees or representatives make prior to the Closing Date, any representation to or Contract or Agreement with, any of the Company, the Company's employees or any of the Shareholders (whether written or oral) with respect to (i) the provisions of any employee benefits other than those provided under any Employee Benefit Plan disclosed to Purchaser on Schedule 2.13 of the Disclosure Schedule, or (ii) the continuation of any benefits beyond the Closing Date under any Employee Benefit Plan. All filings required by ERISA and the Code as to each Plan have been timely filed and all notices and disclosures to participants required by ERISA or the Code have been timely provided. Each Plan to which ERISA Sections 601 through 609 and Section 4980B of the Code apply has been administered in compliance with such Sections. The Company has made or shall make full and timely payment of all amounts which are required under the terms of the Plans to be paid as a contribution to each such Plan with respect to the period from the end of the last plan year ending before the date of this Agreement to the Closing Date. The Company does not have any unfunded obligations with respect to any Plan. All contributions made to or accrued with respect to all Employee Benefit Plans are deductible under Section 404 or 162 of the Code. No amounts, nor any assets or any Employee Benefit Plan are subject to Tax as unrelated business taxable income under Section 511, 512, or 419A of the Code. No facts exist which could result in a material increase in premium costs of Plans for which benefits are insured or a material increase in benefit costs of Plans which provide self insured benefits. No Plan provides (or has any obligation or commitment to provide) health, medical, disability, life or other similar benefits with respect to any current or former employees (or beneficiary thereof) of the Company beyond their retirement or other termination of service (other than coverage mandated by Title I, Subtitle B, Part 6 of ERISA, which coverage is fully paid by the former employee or his dependents). There are no Contracts or Agreements which will provide payments to any officer, employee, shareholder, or highly compensated individual of the Company which will be "parachute payments" under Section 280G of the Code that are nondeductible to the Company or subject to Tax under Section 4999 of the Code. All group health plans of the Company and each of its Affiliates have been operated in compliance with the group health plan continuation coverage requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.

     SECTION 2.14   LABOR MATTERS.  Except as set forth in Section
2.14 of the Disclosure Schedule, the Company has no obligations, contingent or otherwise, under any employment or consulting

Contract or Agreement, or collective bargaining agreement or other Contract or Agreement with a labor union or other labor or employee group. There are no efforts presently being made or threatened by or on behalf of any labor union with respect to the employees of the Company. The Company is in compliance with all federal, state or other applicable laws, domestic or foreign, regarding employment and employment practices, terms and conditions of employment and wages and hours, and have not and are not engaged in any unfair labor practice. No unfair labor practice complaint against the Company is pending or threatened before the National Labor Relations Board. There is no labor strike, dispute, slowdown or stoppage pending or threatened against or involving the Company.
No representation question exists respecting the employees of the Company. No employment-related grievance or internal or informal complaint or liability with respect to the termination of any employee, consultant or agent exists. No arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted. No collective bargaining agreement is currently being negotiated by the Company, and the Company has not experienced any labor difficulty. There has not been any adverse change and none of the Shareholders has any present knowledge that there will be any adverse change in relations with employees of the Company as a result of any announcement or consummation of the transactions contemplated by this Agreement. No employee of the Company is in violation of any term of any employment contract, or any other Contract or Agreement with or any restrictive covenant or any other common law obligation to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or to be conducted by the Company or to the use of trade secrets or proprietary information of others, and the employment of the Company's employees does not subject the Company to liability in connection with such covenants or Contracts or Agreements.
There is neither pending nor threatened Proceedings with respect to any Contract or Agreement, covenant or obligation referred to above nor is there any basis for asserting the foregoing.

     SECTION 2.15 TAXES. Except as listed on Section 2.15(a) of the Disclosure Schedule or the Letter Agreement, all Taxes that are due and payable by the Company have been timely paid, and the Company has timely filed (and, through the Closing Date, will timely file) all foreign, federal, state, county, local and other Tax Returns required by law to be filed by the Company. All such Tax Returns are true, complete and correct in all respects for the periods covered thereby. The Company is not delinquent in the payment of any Tax, there is no Tax deficiency asserted against the Company, and there is no unpaid assessment, proposal for additional Taxes, deficiency or delinquency in the payment of any of the Taxes of the Company or any violation of any federal, state, local or foreign law that could be asserted by any Tax Tribunal. There are no Tax liens upon any properties or assets of the Company. Except as set forth on Section 2.15(b) of the Disclosure Schedule, no Internal Revenue Service, state or local, audit, investigation or Proceeding of the Company is pending or threatened, and the results of any completed audits are properly reflected in the Financial Statements. The Company has not granted any extension to any Tax Tribunal of the limitation period during which any Tax liability may be asserted. The Company has not committed any violation of any federal, state, county, local or foreign Tax laws. All monies required for the payment of Taxes not yet due and payable with respect to the operations of the Company through and including the Closing Date have been approved, reserved against and entered upon the books and Financial Statements. All monies required to be withheld by the Company from employees or collected from customers for Taxes, and the portion of any such Taxes to be paid by the Company to the appropriate Tax Tribunals or set aside in accounts for such purpose have been approved, reserved against and entered upon the books and Financial Statements. The provisions for Taxes shown on the Interim Financial Statements will be adequate to cover the liability of the Company for Tax Obligations to the Closing Date.

     SECTION 2.16   INVENTORY.  No item included in the
inventories, materials or supplies of the Company is pledged as collateral or held on consignment from others. All such inventory items are standard quality goods saleable in the ordinary course of business.

     SECTION 2.17 PROPRIETARY RIGHTS. The Company owns or validly licenses the right to use all technology, proprietary information, know-how, ideas (patented or unpatented), data, licenses, customer lists, processes, formulas, trade secrets, telephone numbers, computer software, computer programs, designs, inventions, trademarks, trademark registrations and applications therefor, registered and common law copyrights, and registered copyright applications, trade names (whether or not registered or registrable), service marks, service mark registrations and applications therefor (collectively, the "Proprietary Rights") necessary to conduct the Business of the Company as such Business is presently being conducted, including without limitation the trademark "International Advantage." The Company is not currently using the trade names "La Conexion Directa" and "1-800 Conexion," which are owned by Charles Tony Lonstein. Section 2.17(a) of the Disclosure Schedule sets forth a complete and correct list (including without limitation, where applicable, registration numbers and dates of filing, renewal and termination, license and/or royalty Contracts or Agreements) of all Proprietary Rights. No consent or approval of any third party will be required for the use of the Proprietary Rights by the Company after the consummation of the transactions contemplated hereby and the transactions hereunder will not result in any breach of any Contract or Agreement relating to any Proprietary Rights. No claim or opposition has been asserted by any Person to the ownership of or the Company's right to use any of the Proprietary Rights or challenging or questioning the validity or effect of any Contract or Agreement relating thereto, and there is no valid basis for any such claim or assertion. The Company has ownership of, or valid licenses to use all of, the Proprietary Rights. Each of the Proprietary Rights is valid and subsisting, has not been cancelled, abandoned or otherwise terminated and, if applicable, has been duly asserted, registered and filed. The Proprietary Rights owned by the Company are owned free and clear of all Liens. The Company has taken all reasonable steps to establish and preserve its ownership of all Proprietary Rights. The Company's use of the Proprietary Rights will not, and the conduct of the Business as presently conducted does not, infringe on or violate the rights of any other Person. No Proceedings have been instituted, are pending or are threatened that challenge or oppose the rights of the Company with respect to any of the Proprietary Rights. The Company has not received any notice or inquiry from any Person of any alleged infringement by the Company. The Company has not given and is not bound by any Contract or Agreement of indemnification in connection with any Proprietary Rights or product or service sold or performed by the Company. Neither the Company nor any Shareholder is aware of any infringement by others of the Company's Proprietary Rights.
Set forth in Section 2.17(b) of the Disclosure Schedule is a list of all confidentiality Contracts or Agreements entered into by the Company relating to the Proprietary Rights and all such contracts are in full force and effect. No Person has been or is authorized to use or copy any of the Company's computer software, computer programs, computer systems, mailing or customer lists (or any part thereof), and, to the knowledge of the Company and the Shareholders, no such use or copying has occurred or is occurring. All software owned by the Company is listed in Section 2.17(c) of the Disclosure Schedule, and except as disclosed in Section 2.17(c) of the Disclosure Schedule and performs in accordance with industry standards.

     SECTION 2.18 SURETY OBLIGATIONS. The Company is not obligated as surety or indemnitor under any surety, performance, completion or similar bond or other Contract or Agreement issued and has not entered into any Contract or Agreement to assure payment, performance or completion of performance of any undertaking or obligation of any Person.

     SECTION 2.19 NO BROKERS. Neither the Company nor any of the Shareholders has employed any broker, agent or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby, except the success fee of Maverick Management Group ("Maverick"), which is the sole obligation of the Shareholders.

     SECTION 2.20 RECORDS. The minute books, books of account, stock record books and other records of the Company, all of which have been made available to Purchaser, contain accurate and complete records of all corporate actions of the stockholders and Boards of Directors (and committees thereof) since the incorporation of the Company.

     SECTION 2.21 COMPLIANCE WITH LAW; CONDUCT. The Company has not violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government or any other Tribunal or any judgment, order, writ, injunction or decree of any court, applicable to its Business or operation, except where such violations or failure to comply would not have a Material Adverse Effect on the Company. The Company's Business is conducted in conformity with all applicable foreign, federal, state and local governmental and regulatory requirements. The Company has all Permits from governmental agencies required to conduct its Business as then and are now contemplated to be conducted except for those Permits which if not obtained would not individually or in the aggregate have a Material Adverse Effect on the Company.

     SECTION 2.22 REGULATORY COMPLIANCE. Section 2.22 of the Disclosure Schedule set forth a list of each of the states in which the Company is engaged in its Business in which states certification is required and has been obtained and in which states certification is not required. Except as set forth in the Letter Agreement, the Company is in compliance with all state and federal rules and regulations applicable to the Business, including, but not limited to, those regulations governing the provision of operator assisted telecommunications services conducted as a pass through service for AT&T Communications, Inc., including, but not limited to, the requirements set forth under 47 C.F.R. Section
64.703 - 64.707, and the terms and conditions within each order granting jurisdictional authority and all related tariffs, and has timely and completely filed all reports and other documents required by each state listed on Section 2.22 of the Disclosure Schedule or any Tribunal of such state to maintain its authority to provide telecommunications services in such state.

     SECTION 2.23 INVESTMENT COMPANY ACT; ETC. The Company is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or an "investment adviser" within the meaning of the Investment Advisers Act of 1940, as amended.

     SECTION 2.24   PUBLIC UTILITY HOLDING COMPANY ACT.  The
Company is not a "public utility," a "holding company," an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended, or a "public utility" within the meaning of the Federal Power Act, as amended.

     SECTION 2.25 INSURANCE. Contained in Section 2.25 of the Disclosure Schedule is a complete and accurate description of all insurance maintained by the Company with respect to the assets, properties and business of the Company. All of the insurable properties of the Company are insured for their benefit under valid and enforceable policies, issued by insurers rated B+ or better. The insurance maintained by the Company is in amounts and of a nature as is customarily maintained by Persons conducting operations similar to those of the Company. None of such insurance coverage will terminate on consummation of the transactions contemplated hereby.

     SECTION 2.26   INSTRUMENTS IN FULL FORCE AND EFFECT;
POSSESSION UNDER LEASES.   Section 2.26 of the Disclosure Schedule
contains a complete and accurate list of all material Contracts or Agreements and obligations, (including, without limitation, agreements with carriers supplying long distance services to the Company ("Carrier Agreements"), licenses, royalties, operating and capital leases, assignments and similar Contracts or Agreements) of the Company (the "Material Contracts"). Except as set forth on
Section 2.26 of the Disclosure Schedule, all Carrier Agreements with the Company shall be terminable by the Company upon not more than thirty days written notice without premium or penalty. The Material Contracts are valid, binding and in full force and effect against the Company and have not been amended or supplemented in any manner or respect except as disclosed in Section 2.26 the Disclosure Schedule. Except as specifically disclosed in Section
2.26 of the Disclosure Schedule, there are no defaults by the Company thereunder and neither the Company nor any Shareholder know of any defaults thereunder by any other party thereto, and no event has occurred that with the lapse of time or action or inaction by any party thereto would result in a violation thereof or a default thereunder.

     SECTION 2.27 RECEIVABLES. The Section 2.27(a) of the Disclosure Schedule contains a complete and accurate list of all the Company's accounts receivable (including aged accounts receivable, loan receivables and advances) as of October 31, 1996, November 30, 1996 and December 31, 1996 showing the name of each account debtor and the amount due from each by invoice number and date. All of such accounts receivables and all account receivables since the date thereof have arisen in the ordinary course of business for Products delivered or services rendered. Neither the Company nor any Shareholder is aware of any event or condition with respect to a specific customer that causes it to believe that any such receivable will not be collected in full in due course without resort to litigation and will not be subject to counterclaim or setoff. Except as set forth in Section 2.27(b) of the Disclosure Schedule, the write-offs for doubtful accounts reflected on the various Financial Statements were or will be, as the case may be, determined in accordance with the Company's Standard Accounting Practices and past practice consistently applied and adequately provide for all uncollectible receivables.


     SECTION 2.28   ACCOUNTS PAYABLE.  Section 2.28 of the
Disclosure Schedule contains a complete and accurate list of all the Company's aged accounts payable at October 31, 1996,

November 30, 1996 and December 31, 1996, showing the name of each account creditor and the amount due to each by invoice number and date.

     SECTION 2.29   ITEMS REFLECTED IN THE DISCLOSURE SCHEDULE.
Section 2.29 of the Disclosure Schedule contains a complete and accurate list or brief description of (a) all current or pending Contracts or Agreements (of real or personal property), between the Company and any Person that involve, in the aggregate, the payment or receipt by the Company of more than $5,000, which cannot be cancelled without penalty upon thirty days' notice; (b) all employee benefit programs (including but not limited to medical, profit-sharing or pension plans), employee bonus and incentive compensation arrangements and accrued and unused vacation time as of October 31, 1996, of the Company and through the Closing Date;
(c) any compensation, noncompetition, severance, or consulting Contracts or Agreements between the Company and any of the Company's employees, consultants or agents at present and any consulting Contracts or Agreements between the Company and any consultants for the previous two fiscal years; (d) all Contracts or Agreements relating to the borrowing of money by the Company or the direct or indirect guaranty by the Company of any third Person, (e) the number and job category of all current employees of the Company, including with respect to key employees, their names, date of employment, current compensation (including sales commissions) and date and amount of last increase in compensation; (f) all capital assets of the Company with a book value greater than $200, setting forth any Liens or restrictions thereon; (g) federal and state income Tax Returns for the last three fiscal years; (h) a list of all Contracts or Agreements for which consents of any private Persons or public authorities would be required (citing the section(s) thereof requiring such consents) for the consummation of the transactions contemplated hereby, or for the preventing of any termination of any material right, privilege, Contract or Agreement of, or any loss or disadvantage to, the Company or Purchaser upon consummation of the transactions contemplated hereby; (i) all Permits relating to any of the Company's operations and all tariffs filed by the Company; (j) any Contracts or Agreements of the Company with any of its competitors; (k) the ten largest customers of the Company and the ten largest suppliers to the Company for the fiscal year ended May 31, 1996, and for the period from June 1, 1996 to December 31, 1996; (l) all financing statements filed or signed which list the Company as a debtor (naming such secured party, date and place of filing, and identification of the Contract or Agreement to which such financing statement relates); (m) all current trade-out arrangements between the Company and any Person; and (n) the CIC Codes and Access Codes of the Company. The Company has not received notice, or has knowledge or reason to believe, that any retail customer who produced monthly revenue to the Company in November 1996 in excess of $10,000 is seeking or presently intends to seek to terminate or diminish its relationship with the Company.

     SECTION 2.30   BANK ACCOUNTS; POWERS OF ATTORNEY.  Section
2.30 of the Disclosure Schedule completely and accurately lists the name of each bank, brokerage firm or other financial institution in which the Company has an account or possesses a safe deposit box and sets forth the amount and nature of all cash and cash equivalents contained therein at December 31, 1996. Section 2.30 of the Disclosure Schedule also completely and accurately lists the names of all Persons authorized to draw thereon, or to have access thereto or to authorize transactions therein, and the names of all parties, if any, holding powers of attorney from the Company with respect thereto or with respect to any other matter, and the account number of any such account. The Company does not maintain any securities or commodity trading account or other brokerage account.

     SECTION 2.31 PRODUCT AND SERVICE WARRANTIES. There is no claim against or liability of the Company on account of Product or service warranties or with respect to the manufacture, sale, license or lease of Products or performance of services, and except as disclosed in Section 2.31 of the Disclosure Schedule, there is no basis for any such claim on account of Products heretofore manufactured, sold or leased or services performed.

     SECTION 2.32 TRANSACTIONS WITH AFFILIATES. Except as set forth in Section 2.32 of the Disclosure Schedule, the Company has not engaged in any loans, Contracts or Agreements, or other transactions with any Shareholder, director, officer or key employee of the Company, or any member of any such individual's immediate family or any other Affiliate of the Company. As of the Closing Date, all advances or loans made by the Company to any stockholder, officer, director, employee, Affiliate or agent of the Company will have been repaid in full, with accrued interest to the date of repayment.

     SECTION 2.33 CORRUPT PRACTICES. Since the inception of the Company, there have been no violations of the Foreign Corrupt Practices Act or any similar state or federal statute relating to bribery or similar offenses by the Company or any of their agents. Neither the Company nor any officer, director, employee or agent of the Company (or any Person acting on behalf of any of the foregoing) has since the date of Company's incorporation, given or agreed to give any gift or similar benefit of more than nominal value to any customer, supplier, governmental employee or official, or any other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction, which gift or similar benefit, if not given in the past, would have a Material Adverse Effect, or which would subject the Company to penalty in any private or governmental litigation or Proceeding.

     SECTION 2.34 ABSENCE OF BAD DEBT OR UNCOLLECTIBLE ACCOUNTS. At October 31, 1996 and at the date of each subsequent balance sheet included in the Interim Financial Statements, the Company had no bad debt or uncollectible account which has not been revealed and written off in the Financial Statements.

     SECTION 2.35 NO DEFAULT. The Company is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under (a) its respective Certificate of Incorporation or Bylaws; (b) any Contract or Agreement or evidences of Indebtedness for borrowed money to which the Company is a party or by which the Company or any of its assets bound; or (c) any Order of any Tribunal.

     SECTION 2.36 COPIES OF DOCUMENTS; ACCURACY OF INFORMATION FURNISHED. The Company or the Shareholders have delivered or made available to Purchaser complete and accurate copies of all documents listed on the Disclosure Schedule and all other information requested for deciding whether to consummate the transactions hereby. All of the exhibits and schedules provided by the Company or the Shareholders are true, correct and complete in all material respects and no written representation, warranty or statement made by the Company or the Shareholders in or pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact to make such representation, warranty or statement not misleading to Purchaser who are seeking complete and accurate information with respect to the Company.

     SECTION 2.37 TITLE TO SHARES. The Shareholders are the lawful owners of the number of shares of Company's Common Stock set forth below:

     Charles Tony Lonstein         68,750
     Aviram Lonstein               18,750
     Daniel G. Lonstein            18,750
     David R. Lonstein             18,750

The Shareholders are the sole holders and owners (beneficially and of record) of all of the Company's Common Stock. Each of the Shareholders holds good, valid and indefeasible title to such Shares. The Shareholders each possess full authority and legal right to sell, transfer and assign the entire legal and beneficial ownership of the Shares issued to each of them, free and clear of all Liens, Contracts or Agreements with respect to voting or the purchase or sale of securities, preemptive rights, proxies or other interests of any nature of any Person ("Restrictions").
There are no outstanding rights or obligations granted by any of the Shareholders to purchase or acquire any of the Shares except pursuant to this Agreement. Upon the transfer of the Shares to Purchaser hereunder at Closing, Purchaser will own the entire legal and beneficial interest in the Shares free and clear of all Restrictions.

     SECTION 2.38   DISCLOSURE.

          (a) No representation or warranty of any of the Shareholders or the Company contained in this Agreement or statement in the Disclosure Schedule contains any untrue statement or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

          (b) There is no fact known to Shareholders or the Company which has specific application to the Company and which could have a Material Adverse Effect but which has not been set forth in this Agreement or the Disclosure Schedule hereto.

          (c) The disclosures in the Disclosure Schedule attached hereto shall relate only to the representations and warranties in the Section of this Agreement to which they expressly relate and to no other representation or warranty in this Agreement.

          (d) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule attached hereto (other than an exception expressly set forth as such in the Disclosure Schedule in relation to a specifically identified representation or warranty), those in this Agreement shall control.

     SECTION 2.39 NO SOLICITATION. Since November 27, 1996, neither the Company or any of its officers, directors nor any of the Shareholders have, or have permitted any of their respective agents or representatives (including, without limitation, investment bankers, attorneys and accountants), directly or indirectly to (a) solicit, initiate or encourage submission of proposals or offers by, or (b) furnish any information with respect to or otherwise cooperate in any way with, or participate in any discussions or negotiations with, any Person (other than Purchaser) with respect to any proposal regarding the acquisition or purchase of all or a material portion of the assets of, or any equity interest in the Company or any business combination with the Company.

     ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Except as set forth in the disclosure schedule delivered to the Company and the Shareholders by Purchaser contemporaneously with the execution hereof (the "Purchaser Disclosure Schedule"), Purchaser hereby represents and warrants to the Company and each of the Shareholders as follows, regardless of what investigations, if any, the Company or the Shareholders shall have made prior hereto:

     SECTION 3.1 ORGANIZATION; QUALIFICATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has full corporate power and authority to own and lease all of the properties and assets it now owns and leases and to carry on its business as now being conducted.

     SECTION 3.2    AUTHORITY RELATIVE TO THIS AGREEMENT.
Purchaser has the corporate power and authority to execute, deliver and perform this Agreement and the other Operative Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. USC has the corporate power and authority to execute, deliver and perform the Pledge Agreement and to consummate the transactions contemplated thereby. The execution and delivery by Purchaser and USC of the Operative Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Board of Directors of Purchaser and USC, respectively, and no other corporate proceedings on the part of Purchaser or USC are necessary with respect thereto. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws affecting enforcement of creditors' rights generally. The Pledge Agreement, when executed and delivered by USC, will constitute a legal, valid and binding obligation of USC, enforceable against USC in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws affecting enforcement of creditors' rights generally. As of the date hereof, to Purchaser's knowledge and except as contemplated by this Agreement, Purchaser is not prohibited by any Tribunal or Contract or Agreement from acquiring the Company.

     SECTION 3.3 INVESTMENT. Purchaser is acquiring the Shares for its investment only and not with a view to the public distribution or resale thereof or any interest therein in violation of the Securities Act of 1933 (the "Securities Act") or any other applicable federal laws or regulations. Purchaser is familiar with the meaning of the foregoing representation and fully understands the restrictions and limitations that are imposed thereby. The Shareholders have disclosed to Purchaser, and Purchaser understands and agrees, that Purchaser must bear the economic risk of its investment in the Shares for an indefinite period of time because the Shares have not been registered under the Securities Act or any state blue sky law, and therefore, cannot be sold unless subsequently registered under the Securities Act and applicable state blue sky laws (or unless an exemption from such registration is available). Purchaser is able and prepared to bear the economic risks of investing in and holding the Shares for an indefinite period of time. At all times during this transaction and at the date of this Agreement, Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of the investment in the Shares. Purchaser has had access to such financial and other information and has been afforded the opportunity to ask such questions of the Shareholders and representatives of the Company (and has received answers and/or representations in this Agreement with respect thereto) as it deems necessary in connection with its decision to purchase the Shares. Nothing in this Section 3.3 shall eliminate or affect the right of Purchaser to indemnity under Article 8 of this Agreement.

     SECTION 3.4 NON-CONTRAVENTION. Neither the execution nor delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, will (i) violate any provision of the Certificate of Incorporation or bylaws of Purchaser or (ii) assuming the representations and warranties of the Shareholders set forth in Article II hereof are true and correct, the Company is in compliance with all applicable laws, rules and regulations regarding its Business, and assuming that the Company has no Indebtedness, (A) violate, or result with the passage of time in a violation of, any provision of any mortgage, lien, lease, agreement, license or instrument to which Purchaser is a party or to which it is subject, except such violations which would not have a Material Adverse Effect on the Company and its subsidiaries taken as a whole, (B) result in the acceleration of, entitle any party to accelerate any obligation under, or result in the creation or imposition of any claim, lien, pledge, security interest, restriction or other encumbrance upon any of the property of Purchaser (other than the security interest of Greyrock Business Credit in the assets and stock of the Company upon acquisition by Purchaser of the Shares) pursuant to any provision of any mortgage, lien, lease, agreement, license or instrument to which Purchaser is a party or to which Purchaser is subject, or (C) other than any regulatory approvals required in connection with the transfer of ownership the Company from the Shareholders to Purchaser, violate any judgement, order, writ, injunction, decree, regulation or rule of any court or governmental authority applicable to Purchaser or its assets.

     SECTION 3.5 NO BROKERS. Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby.

     SECTION 3.6 PROCEEDINGS. There are no Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser, whether at law or in equity and whether civil or criminal in nature, before any Tribunal nor are there any Orders of any such Tribunal outstanding against Purchaser which, in either case, seek specifically to prohibit, restrict, or delay consummation of the transactions contemplated hereby or fulfillment of any of the conditions upon the obligations of the Purchaser under this Agreement.

     SECTION 3.7 DISCLOSURE.   Purchaser has previously furnished
to the Shareholders copies of the following reports and/or filings of Purchaser: Annual Report on Form 10-KSB for the year ended

December 31, 1995, definitive proxy statement dated April 25, 1995, Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1996, June 30, 1996 (as amended by Form 10Q-SB/A filed with the Commission on August 29, 1996), Current Reports on Form 8-K dated February 29, 1996, May 23, 1996, June 24, 1996, July 29, 1996, and
December 10. 1996 (the "SEC Filings"). None of the SEC Filings at the time of filing contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                ARTICLE 4.  ADDITIONAL AGREEMENTS

     SECTION 4.1 INVESTIGATION OF BUSINESS AND PROPERTIES. No investigations by the Purchaser or its employees, representatives or agents shall reduce or otherwise affect the obligation or liability of the Company or any of the Shareholders with respect to any representations, warranties, covenants or agreements made herein or in an Exhibit, Schedule or other certificate, Contract or Agreement or document (including the Disclosure Schedule), executed or delivered in connection with this Agreement.

     SECTION 4.2 CONFIDENTIALITY. Each party agrees with respect to all technical, commercial and other information that is furnished or disclosed by the other parties, including, but not limited to, information regarding such party's (and its Subsidiaries' and Affiliates') organization, personnel, business activities, customers, subscribers, policies, assets, finances, costs, sales, revenues, technology, rights, obligations, liabilities and strategies (the "Information"), that, unless and until the transactions contemplated hereby shall have been consummated, (a) such Information is confidential and/or proprietary to the furnishing/disclosing party and entitled to and shall receive treatment as such by the receiving party; (b) the receiving party will hold in confidence and not disclose or use (except in respect of the transactions contemplated hereby) any such Information, treating such Information with the same degree of care and confidentiality as it accords its own confidential and proprietary information; provided, however, that the receiving party shall not have any restrictive obligation with respect to any Information that (i) is contained in a printed publication available to the general public, (ii) is or becomes publicly known through no wrongful act or omission of the receiving party, or
(iii) is known by the receiving party without any proprietary restrictions by the furnishing/disclosing party at the time of receipt of such Information; and (c) all such Information furnished to a party by another, unless otherwise specified in writing, shall remain the property of the furnishing/disclosing party and, in the event this Agreement is terminated, shall be returned to it, together with any and all copies made thereof, upon request for such return by it (except for documents submitted to a governmental agency with the consent of the furnishing/disclosing party or upon subpoena and that cannot be retrieved with reasonable effort), and each party shall confirm in writing to the others compliance with any such request. Each party hereto acknowledges that the remedy at law for any breach by a party of its obligations under this section is inadequate and that the other parties shall be entitled to equitable remedies, including injunctive relief, in the event of breach by any other party.

     SECTION 4.3 INVESTIGATION OF FINANCIAL STATEMENTS. The Company agrees to give, and agrees to cause its independent certified public accountants to give, such assistance to the independent certified public accountants of Purchaser, and to employees or representatives of

Purchaser as it may reasonably request in connection with their review of the Financial Statements. Such review shall specifically include, without limitation, the right to examine any notes and work papers related thereto.

     SECTION 4.4 AGREEMENT TO CONSUMMATE. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use commercially reasonable efforts to do all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement, including, but not limited to, the obtaining of all consents, authorizations, orders and approvals of any Tribunal required in connection therewith and initiating or defending any legal action that is necessary or appropriate to permit the transactions contemplated hereby to be consummated. At any time after the Closing Date, if any further action is necessary, proper or advisable to carry out the purposes of this Agreement, then, as soon as is reasonably practicable, each party to this Agreement shall take, or cause its proper officers to take, such action. No party to this Agreement shall take or cause to be taken any action that would cause the representations or warranties expressed herein to be untrue or incorrect on the Closing Date.

     SECTION 4.5 NOTICE. The Company and the Shareholders shall promptly give notice to Purchaser upon becoming aware of the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event that would cause or constitute, any of their representations or warranties being or becoming untrue. Purchaser will promptly give notice to the Company and the Shareholders upon becoming aware of the occurrence or failure to occur, of any event that would cause or constitute, any of their representations or warranties being or becoming untrue.

     SECTION 4.6 PUBLIC ANNOUNCEMENTS. The Shareholders shall not make any public statement with respect to this Agreement or the transactions contemplated hereby on behalf of themselves or the Company without prior consent and approval of the content thereof by Purchaser; provided, however, that any Shareholder shall be permitted to disclose this transaction and the contents hereof to any governmental agencies seeking such information from Shareholder as an individual and not as a representative of the Company as such Shareholder's legal counsel shall deem necessary to comply with applicable law.

           ARTICLE 5.  CONDITIONS PRECEDENT TO CLOSING

     SECTION 5.1    GENERAL CONDITIONS.  Consummation of the
Transactions shall be subject to the fulfillment at the Closing
Date of each of the following conditions:

          (a) NO INJUNCTION. No court having jurisdiction shall have issued, to the knowledge of Purchaser, the Company or any Shareholder, an injunction preventing the consummation of the Transaction that shall not have been stayed or dissolved at the Closing Date.

          (b) PROCEEDINGS. All proceedings taken or to be taken in connection with the transactions contemplated hereby, and all documents incident thereto shall be reasonably satisfactory in form and substance to the parties and their counsel, and the parties and their counsel shall have received all such counterpart originals or certified or other copies of such documents as the parties or their counsel may reasonably request.

          (c) OTHER AGREEMENTS. The appropriate Persons shall have executed the Nonsolicitation Agreements, and the Pledge
     Agreement.

     SECTION 5.2    CONDITIONS TO CLOSING IN FAVOR OF THE
COMPANY. Consummation of the Transactions shall be subject to the fulfillment, to the satisfaction of the Company, or written waiver, at or before the Closing Date, of each of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES OF PURCHASER. The representations, warranties and statements of Purchaser contained in this Agreement, the exhibits hereto and the Purchaser Disclosure Schedule, shall be complete and accurate as of the date of this Agreement and shall also be complete and accurate at and as of the Closing Date, except for changes contemplated by this Agreement, as if made on the Closing Date; and Purchaser shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

          (b) PURCHASER OFFICER'S CERTIFICATES. Purchaser shall have delivered to the Shareholders a certificate, dated the Closing Date, of a President or Vice President of Purchaser to the effect that (a) such Person is familiar with the provisions of this Agreement and (b) the conditions specified in Section 5.1 and in Section 5.2(a) have been satisfied in all material respects.

     SECTION 5.3    CONDITIONS TO CLOSING IN FAVOR OF
PURCHASER. Consummation of the Transactions shall be subject to the fulfillment, to the satisfaction of Purchaser, or its written waiver, at or before the Closing Date of the following conditions:

          (a) COPIES OF RESOLUTIONS OF THE COMPANY. The Company shall have furnished Purchaser with copies of resolutions duly adopted by the Board of Directors and Shareholders approving the execution and delivery of the Operative Documents, and the consummation of the transactions contemplated thereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Company.

          (b)  OPINION OF COUNSEL FOR THE COMPANY AND THE
     SHAREHOLDERS. The Company and the Shareholders shall have furnished Purchaser with an opinion dated the Closing Date of Nowalsky & Bronston, L.L.P., counsel for the Company and
     Shareholders, in form attached hereto as "Exhibit C".

          (c) REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SHAREHOLDERS. The representations, warranties and statements of the Company and Shareholders contained in this Agreement, the exhibits hereto and the Disclosure Schedule shall be complete and accurate as of the date of this Agreement and shall also be complete and accurate at and as of the Closing Date, except for changes contemplated by this Agreement, as if made at and as of the Closing Date; and the Company and each of the Shareholders shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by such Person at or prior to the Closing Date.

          (d) OFFICERS' AND SHAREHOLDERS' CERTIFICATE. The Company and each of the Shareholders shall have delivered to Purchaser a certificate, dated the Closing Date (and, with respect to the Company, signed by the President and Secretary of such entity) to the effect that (a) they are familiar with the provisions of this Agreement and (b) the conditions specified in Section 5.1 and in Section 5.3(c) have been satisfied.

          (e) GOVERNMENTAL CONSENTS, AUTHORIZATIONS, ETC. Except as provided in the Letter Agreement, all consents, authorizations, orders or approvals of, and filings or registrations with, and any permits, licenses or other authorizations required by, any applicable Tribunal that are required for or in connection with, the execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby shall have been obtained or made.

          (f) LEGISLATION. No law or legally binding regulation shall have been enacted that does or would prohibit, restrict or delay consummation of the Transactions or any of the conditions to the consummation of the Transactions or that does or would have a Material Adverse Effect on the Company.

          (g) LITIGATION. There shall be no effective injunction, writ or preliminary restraining order or any other Order of any nature issued by a Tribunal of competent jurisdiction restraining or prohibiting consummation or altering the terms of any of the transactions provided for herein, or actions seeking damages based upon the foregoing.

          (h) NO ADVERSE CHANGE. There shall have occurred no adverse change (whether or not covered by insurance) in the assets or financial condition of the Company since May 31, 1996 or in the information furnished to Purchaser by the Company or the Shareholders with respect to the Company prior to the date hereof except as set forth in the Disclosure Schedule.

          (i) PURCHASER'S INVESTIGATION. The investigations by Purchaser and its representatives in connection with the proposed Transactions shall not have caused Purchaser, or its representatives to become aware of any facts or circumstances (even if such facts or circumstances were previously disclosed to the Purchaser in the Disclosure Schedule or elsewhere in the Operative Documents) which relate to the business, operations, assets, properties, liabilities, financial conditions, results of operation or affairs of the Company that, in the sole judgment of Purchaser make it inadvisable for Purchaser to proceed with the Transactions contemplated by this Agreement.

          (j) INDEBTEDNESS. At Closing, the Company shall have no Indebtedness of any kind or nature except as disclosed in
     Section 2.29(ii) of the Disclosure Schedule.

          (k) AUDITED FINANCIAL STATEMENTS. Purchaser shall have received revised Annual Financial Statements which have been audited without qualification and do not show any deviation or departure from GAAP and such revised Financial Statements for the year ended (and as of) May 31, 1996. All of the costs associated with the audit shall be borne by Purchaser except as reflected by the Audit Bid Amount previously expensed by the Company. Such revised Annual Financial Statements shall be found to be satisfactory to Purchaser in its sole and absolute discretion.

          (l)  CARRIER AGREEMENTS.  Except as set forth on Section
     2.26 of the Disclosure Schedule, all Carrier Agreements with the Company shall be terminable by the Company upon not more than thirty days written notice without premium or penalty.

          (m) CIC CODES AND ACCESS CODES. No Person shall have the right to terminate the use by the Company of the CIC Codes and Access Codes upon consummation of the transactions contemplated hereby.

          (n) INVESTOR NOTES. The Company and the Shareholders shall have delivered to Purchaser (1) an executed release by each such holder in form and substance satisfactory to Purchaser which indicates that the Investor Notes are paid in full, and (2) checks dated January 7, 1997 payable to the order of each such holder in the full amounts set forth on "Exhibit D" hereto for mailing by registered mail to such holders of the Investor Notes.

          (o) WHOLESALE BAD DEBT. The Company shall have expensed fully in the month ended October 31, 1996 an amount equal to the Wholesale Bad Debt.

          (p) LENDER CONSENT. Purchaser shall have received the consent of Greyrock Business Credit to consummation of the transactions contemplated by this Agreement, if required.

          (r) WORLDCOM. The Company shall have withdrawn its Motion for Temporary Retraining Order, Preliminary Injunctive Relief and Complaint No. USDC 96-4108 Sect K. Mag 4 in accordance with the letter agreement executed by WorldCom, Inc., the Purchaser and the Company.

      ARTICLE 6.  CLOSING DATE AND TERMINATION OF AGREEMENT

     SECTION 6.1    CLOSING DATE.

          (a) Subject to the right of the Purchaser and the Company to terminate this Agreement pursuant to Article 7 hereof, the closing for the consummation of the transactions contemplated by this Agreement (the "Closing") shall, unless another date or place is agreed to in writing by the Company and Purchaser, take place at the offices of Purchaser at 3:00 p.m. on January 10, 1997 or such later date prior to January 15, 1996 as the parties may agree upon in writing (the "Closing Date").

          (b) At the Closing, the Company and the Shareholders, as applicable, shall deliver, or cause to be delivered to the Purchaser, the following:

               (1) the original stock certificates representing the Shares, together with stock powers duly endorsed in blank;

               (2) the opinion of counsel for the Company and the Shareholders referred to in Section 5.3(b);

               (3) the certificate referred to in Section 5.3(d), dated as of the Closing Date;

               (4) resignations of the directors and officers of the Company;

               (5)  good standing certificates (as to valid
          existence and franchise tax payments) from the appropriate governmental authorities in California and each other jurisdiction listed on Section 2.1 of the Disclosure Schedule;

               (6) the Nonsolicitation Agreements executed by each of the Shareholders and the Pledge Agreement executed by the Shareholder Agent;

               (7) certified copies of the resolutions of the Board of Directors, authorizing the execution, delivery and performance of the Operative Documents;

               (8) evidence of the payment in full of the Investor Notes and the releases executed by each of the holders of the Investor Notes; and

               (9) the corporate minute books, stock transfer ledgers, blank certificate books and corporate seal of the Company.

          (c) At the Closing, Purchaser shall cause to be delivered to Shareholders the following:

               (1) the certificate referred to in Section 5.2(b) dated as of the Closing Date;

               (2) the Pledge Agreement executed by USC and the Pledged Shares;

               (3) certified copies of the resolutions of the Board of Directors of Purchaser, authorizing the execution, delivery and performance of the Operative
          Documents;

               (4) the amounts of the wire transfers to be made pursuant to Section 1.6(b) hereof.

                     ARTICLE 7.  AMENDMENT

     SECTION 7.1 AMENDMENT. This Agreement and the exhibits and schedules hereto may be amended by the parties hereto at any time after the Closing Date; provided, however, that any amendment must be by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

                   ARTICLE 8.  INDEMNIFICATION

     SECTION 8.1    INDEMNITY.

          (a) Shareholders jointly and severally agree to indemnify and hold Purchaser, its subsidiaries (including the Company), and their respective officers, directors, agents, attorneys and accountants ("Purchaser Indemnitees") harmless from any and all damages, losses (which shall include any diminution in value), liabilities (joint or several), payments, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including without limitation, fees, disbursements and expenses of attorneys, accountants and other professional advisors and of expert witnesses and costs of investigation and preparation) of any kind or nature whatsoever (collectively "Damages"), directly or indirectly resulting from, relating to or arising out of:

               (i)  an actual or alleged breach or nonperformance
          (partial or total) of or inaccuracy in any representation or warranty or covenant or agreement of any of Shareholders or the Company contained in any Operative
          Document;

               (ii) an actual or alleged breach or nonperformance
          (partial or total) by the Company or any of the Shareholders of any covenant or agreement of any of Shareholders or the Company (or any Affiliate thereof) contained in any Operative Document;

               (iii)      all claims based on any Plans of
          whatsoever nature (including all liabilities to any Person under ERISA and all liabilities to any Tribunal) or for salary or other compensation, worker's compensation claims, and benefits attributable to service or to employment by the Company prior to the Closing;

               (iv) the success fee of Maverick and all alleged claims by any broker or finder against the Company or Purchaser as a result of an alleged Contract or Agreement with the Company or the Shareholders in connection with the transactions contemplated hereby;

               (v) all litigation disclosed on Section 2.9 of the Disclosure Schedule with respect to actions or omissions of the Company or event occurring prior to the Closing;

               (vi) the matters set forth in Section 5 of the Letter Agreement to the extent set forth therein;

               (vii) all other alleged violations of any local, state, or federal laws, rules or regulations relating to any aspect of the Company's Business and transfer of ownership of the Shares where such claims arise out of circumstances occurring prior to the Closing Date.

               (viii) all alleged violations of any local, state or federal laws, rules or regulations relating to the employment relationship (such as the use of independent contractors, termination of employment, wages, hours, concerted activity, discrimination, occupational health and safety and the payment and withholding of Taxes), where such claims arise out of circumstances occurring prior to the Closing Date.

               (ix) any claims based on the use of scientology concepts in the Company's employee handbook on or prior to the Closing Date.

          The Company shall have the right to control any defense of any Claim for which Purchaser may seek indemnification except for those defenses raised in response to any claim made by any of the Shareholders.

          (b) Subject to Section 8.1(c) hereof, from and after the Closing Date, Purchaser shall indemnify and hold the Shareholders and their representatives, officers, directors, agents, attorneys and accountants ("Seller Indemnitees") harmless from and against, any and all liability, damage, loss, cost or expense (including reasonable attorneys fees) that is based upon or that arises out of any actual or alleged breach or nonperformance (partial or total) of any representation or warranty, covenant or agreement of Purchaser contained in this Agreement or any other Operative Document. In addition, after the Closing, each Shareholder who serves as an officer and employee of the Company shall be entitled to the benefits of the indemnification provisions set forth in Purchaser's bylaws to the same extent as any other officer and employee of Purchaser or its subsidiaries is so entitled.

          (c) Each Shareholder shall retain liability, and shall jointly and severally indemnify Purchaser, for the payment of any Tax liabilities of the Company with respect to its assets and the conduct of its Business during all periods ending as of or prior to the Closing.

          (d) In order to seek indemnification from the Shareholders for any amount beyond the amounts held in escrow pursuant to the provisions of Section 1.5 and Section 1.7 hereof, Purchaser shall give the Shareholder Agent written notice of a claim (an "Indemnification Notice") that Purchaser has under Article 8 of this Agreement stating the dollar amount of the Damages claimed. Within 10 Business Days after an Indemnification Notice is received by the Shareholder Agent, the Shareholder Agent shall have the right to file with Purchaser written notice that the Shareholders intend to contest Purchaser's claim. If, within such 10 Business Day period, Purchaser does not receive such notice from the Shareholder Agent or receives notice from the Shareholder Agent that such claim is uncontested, Purchaser shall be entitled to indemnification in the amount of Damages claimed in the Indemnification Notice without further action hereunder. If within such 10 Business Day period, Purchaser shall receive notice from the Shareholder Agent of the intention of the Shareholders to contest Purchaser's Indemnification Notice, the Purchaser and Shareholder Agent shall attempt to reach a mutually satisfactory agreement with respect to such claim. In the event the Purchaser and Shareholder Agent shall not reach a mutually satisfactory agreement with respect to such claim within thirty days of receipt of the notice from the Shareholder Agent to contest Purchaser's Indemnification Notice, such claim shall be submitted to Arbitration in accordance with Section 9.9 hereof. In the event that Purchaser is not paid the entire amount of Damages, if any, to which Purchaser is entitled with respect to any claim under Article 8 of this Agreement within 5 days of the earlier to occur of: (i) receipt of written notice from the Shareholder Agent consenting to Damages; (ii) receipt of a written final decision of the Arbitration Panel pursuant to
     Section 9.9 directing disposition of a specified amount of Damages to Purchaser after Arbitration, Purchaser shall be entitled to receive from the Shareholders, in addition to the amount of Damages so agreed or awarded, an amount equal to 10% of the amount not paid as a penalty hereunder.

          (e) In order to seek indemnification from Purchaser, the Shareholder Agent shall give the Shareholder Agent written notice of a claim (an "Shareholder Indemnification Notice") that the Shareholders have under
     Article 8 of this Agreement stating the dollar amount of the Damages claimed. Within 10 Business Days after an Shareholder Indemnification Notice is received by Purchaser, Purchaser shall have the right to file with the Shareholder Agent written notice that Purchaser intends to contest claim. If, within such 10 Business Day period, the Shareholder Agent does not receive such notice from Purchaser or receives notice from Purchaser that such claim is uncontested, the Shareholder Agent on behalf of the Shareholders shall be entitled to indemnification in the amount of Damages allocated in accordance with the Shareholder Percentages claimed in the Indemnification Notice without further action hereunder. If within such 10 Business Day period, the Shareholder Agent shall receive notice from Purchaser of the intention of Purchaser to contest the Shareholder's Indemnification Notice, the Purchaser and Shareholder Agent shall attempt to reach a mutually satisfactory agreement with respect to such claim.
     In the event the Purchaser and Shareholder Agent shall not reach a mutually satisfactory agreement with respect to such claim within thirty days of receipt of the notice from Purchaser to contest the Shareholder's Indemnification Notice, such claim shall be submitted to Arbitration in accordance with Section 9.9 hereof. In the event that the Shareholder Agent is not paid the entire amount of Damages, if any, to which the Shareholders are entitled with respect to any claim under Article 8 of this Agreement within 5 days of the earlier to occur of: (i) receipt of written notice from Purchaser consenting to Damages; (ii) receipt of a written final decision of the Arbitration Panel pursuant to Section 9.9 directing disposition of a specified amount of Damages to the Shareholder Agent after Arbitration, the Shareholder Agent on behalf of the Shareholders in accordance with the Shareholder's Percentages shall be entitled to receive from Purchaser, in addition to the amount of Damages so agreed or awarded, an amount equal to 10% of the amount not paid as a penalty hereunder.

     SECTION 8.2    INDEMNIFICATION IF NEGLIGENCE OF INDEMNITEE.
The indemnification provided in this Article 8 shall be applicable whether or not negligence of the applicable Purchaser Indemnitee or Seller Indemnitee is alleged or proven.

     SECTION 8.3 NO THIRD PARTY BENEFICIARIES. The foregoing indemnification is given solely for the purpose of protecting the parties to this Agreement and the Purchaser Indemnitees and the Seller Indemnitees and shall not be deemed extended to, or interpreted in a manner to confer any benefit, right or cause of action upon, any other Person.

     SECTION 8.4 REMEDIES OF PURCHASER. In any proceeding by Purchaser to assert or prosecute any claims under, or to otherwise enforce, this Agreement, the Shareholders covenant and agree that they shall not assert as a defense or bar to recovery by Purchaser, and hereby waive any right to so assert such defense or bar such recovery, that (a) prior to Closing, the Company shall have had knowledge of the circumstances giving rise to the claim being pursued by it; (b) prior to Closing, the Company engaged in conduct or took action that caused or brought about the circumstances giving rise to its claim, or otherwise contributed thereto; or (c) the Company is estopped from asserting or recovering upon its claim by reason of having joined in the representations, warranties and covenants made by the parties in this Agreement; or (d) the Shareholders have a right of contribution from the Company to the extent that there is any recovery against them.

       ARTICLE 9.  GENERAL PROVISIONS AND OTHER AGREEMENTS

     SECTION 9.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if and when delivered personally or transmitted by telex, telecopy or telegram, mailed by registered or certified mail (return receipt requested) or sent by a recognized next business day courier to the following Persons at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  If to Purchaser:

               1600 Promenade Center, 15th Floor
               Richardson, Texas 75080
               Attention:  Jack W. Matz, Jr., Chairman and Chief
                           Executive Officer
               Telecopy: (972) 889-1543

               with a copy to:

               Lynn H. Johnson, Vice President and General Counsel at the same address

          (b)  If to the Company:

               143 S. Glendale Ave., Third Floor
               Glendale, California 91205
               Attention: Aviram Lonstein, President
               Telecopy:  (818) 265-3027

               with a copy to:

               Benjamin W. Bronston
               Nowalsky & Bronston, L.L.P.
               3500 North Causeway Boulevard, Suite 1442
               Metairie, Louisiana 70002
               Telecopy: (504) 831-0892

          (c)  If to the Shareholders:

               Charles Tony Lonstein
               14235 Dickens St. #1
               Sherman Oaks, CA 91423

               with copies to:

               Aviram Lonstein
               1714 Gladys Dr.
               Glendale, California 91206

               Daniel G. Lonstein
               444 Piedmont Avenue, #304
               Glendale, California 91206

               David R. Lonstein
               6238 Aura Avenue
               Tarzana, California 91335

     SECTION 9.2 FEES AND EXPENSES. The Company shall pay all fees, costs and expenses (including without limitation, those of accountants, appraisers and attorneys) of the Company and their own fees, costs and expenses (including without limitation, those of accountants and attorneys) incurred in connection with or related to the preparation, negotiation, execution, delivery, satisfaction, compliance and consummation of this Agreement and the transactions contemplated hereby and the closing conditions hereunder. Except as provided in Section 4.3 hereof, Purchaser shall pay its own such fees, costs and expenses (including without limitation, those of accountants and attorneys) and the fees of Nowalsky & Bronston, L.L.P. in connection with the regulatory approvals required in the Primary Jurisdictions for the change of ownership of the Company. The Shareholders shall pay the success fee due Maverick.

     SECTION 9.3 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Terms such as "herein," "hereof," "hereinafter" refer to this Agreement as a whole and not to the particular sentence or paragraph where they appear, unless the context otherwise requires. Terms used in the plural include the singular, and vice versa, unless the context otherwise requires.

     SECTION 9.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     SECTION 9.5 MISCELLANEOUS. This Agreement and the Operative Documents (a) constitutes the entire agreement and supersedes all other prior Contracts or Agreements, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (b) is not intended to and shall not confer upon any other Person any rights or remedies hereunder or otherwise with respect to the subject matter hereof, except for rights that may expressly arise as a consequence of the Transaction; (c) shall not be assigned by operation of law or otherwise; (d) has been drafted by all of the parties to this Agreement and should not be construed against any of the parties hereto; and (e) shall be governed in all respects, including validity, interpretation and effect by the substantive laws of the State of Texas without regard to conflict of law provisions.

     SECTION 9.6 SURVIVAL. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties that are contained herein, and each such representation and warranty shall survive such investigation and the consummation of the transaction contemplated by this Agreement until the earlier to occur of (i) the end of the applicable statute of limitations period with respect to the matter addressed by any other claim for indemnification hereunder and (ii) January 10, 2000, except (A) as to matters which notice has been given by Purchaser to the Shareholder Agent prior to that date, (ii) as to Tax matters, which shall survive until the running of the applicable statute of limitations with respect to such Tax matter, and (iii) with respect to the representations and warranties of the Shareholders in Section 2.38 which shall survive indefinitely.

     SECTION 9.7 INDEPENDENT OBLIGATIONS OF SHAREHOLDERS. Each of the Shareholders acknowledges and agrees that such Shareholder's execution hereof constitutes such Shareholder's agreement to be bound irrespective of any other Shareholder's execution hereof. In no event shall Purchaser be bound by the terms hereof unless all Shareholders agree to be bound by the terms hereof. In no event shall any Shareholder who fails to execute this Agreement be entitled to any payment hereunder or under any document or transaction contemplated hereby.

     SECTION 9.8 OFFER OF EMPLOYMENT AND SALARY REDUCTION. The Company and the Shareholders hereby agree that, in the event the Closing occurs:

          (a) the Shareholders shall continue to be employed full-time by the Company for a period of six full months following the Closing (the "Employment Period") at the following monthly salaries with the following titles:

     Aviram Lonstein               President      $10,000
     Charles Tony Lonstein         Employee       $10,000
     David G. Lonstein             Vice President $ 6,333
     Daniel R. Lonstein            Vice President $10,000

     and the duties and responsibilities of each such Shareholder shall be decided by the Company's Chairman and Chief Executive Officer. The parties understand and agree that Charles Tony Lonstein may resign from employment after providing two weeks written notice to the Company and Purchaser, and that such resignation shall not be considered a breach of this Section 9.8.

          (b) in the event that EBITDA is not greater or equal to $100,000 each calendar month during the third through sixth calendar month following the Closing Date, each such Shareholder's salary shall be proportionately reduced (based upon the amount of such

Shareholder's monthly salary) by the amount by which the Company's monthly EBITDA is less than $100,000; provided, however, in no event shall a Shareholder's monthly salary be reduced below 65% of the monthly salary stated above. For purposes of the calculation of EBITDA, (i) Purchaser will not allocate any costs to the Company for a method of business not being conducted by the Company on or prior to Closing, and (ii) Purchaser will not allocate any costs or expenses of its other operations to the Company.

          (c) if a Shareholder does not maintain full-time employment during the Employment Period for any reason, such Shareholder's salary shall cease on the date of termination of such employment; provided however, that the Company shall not terminate a Shareholder solely for the purpose of reducing salaries.

     SECTION 9.9 ARBITRATION. In the event of any dispute, controversy or claim of any kind or nature arising under or in connection with this Agreement (excluding the calculation of the Debt Adjustment, which shall be resolved in accordance with Section 1.5), the parties are unable to resolve through informal discussions or negotiations, the parties agree to submit such dispute, controversy or claim to arbitration in accordance with the following procedures:

          (a) Either the Shareholder Agent or Purchaser may demand arbitration by giving the other parties written notice to such effect, which notice will (i) describe, in reasonable detail, the nature of the dispute, controversy or claim, the amount, if any, involved and the remedy sought, and (ii) name an independent arbitrator who is experienced in the resolution of disputes, controversies or claims of such a nature. In addition, such party demanding arbitration shall take such steps as are necessary to commence arbitration proceedings under the rules of the American Arbitration Association (including, without limitation, the payment of any administrative fees provided thereunder). Within 10 Business days after the other party's receipt of such demand, such other party will name a second independent arbitrator who is experienced in the resolution of disputes, controversies or claims of such a nature. The two arbitrators so named will promptly select a third neutral arbitrator who is experienced in the resolution of disputes, controversies and claims of such a nature. The arbitration will be heard by a panel of the three arbitrators so chosen (the "Arbitration Panel") in Dallas, Texas, and the resolution of the dispute, controversy or claim will be determined by a majority vote of the Arbitration Panel. The Commercial Arbitration Rules of the American Arbitration Association will govern the conduct of the arbitration.

          (b) The Arbitration Panel may apportion between the parties as the Arbitration Panel may deem equitable the fees, costs and expenses of the arbitration incurred by the parties; provided, however that Purchaser and the Shareholders, respectively, shall be responsible for fees and expenses of the arbitrator selected by the Shareholder Agent, and the fees and expenses of the third arbitrator shall be borne equally by Purchaser and the Shareholders, respectively. The Arbitration Panel may not award interest on any awards made by the Arbitration Panel.

          (c) Any award rendered by the Arbitration Panel will be final, conclusive and binding upon the parties and any judgment thereon may be entered and enforced in any court of competent jurisdiction. Other than actions for temporary and permanent injunctive relief or specific performance or any action necessary to enforce the award of the Arbitration Panel, the provisions of this Section 9.9 will constitute the exclusive remedy of the parties and a complete defense to any suit, action or other proceeding instituted in any court or before any administrative tribunal with respect to any dispute, controversy or claim arising under or in connection with this Agreement or the other Contracts or Agreements contemplated hereby. Notwithstanding any other provision in this Section 9.9 to the contrary, the Arbitration Panel will not have the authority to amend the provisions of this Section
     9.9 without obtaining the prior written consent of the Company and Purchaser.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement or have caused this Agreement to be executed by their duly authorized officers.

                         SA TELECOMMUNICATIONS, INC.


                         By:  /s/ John H. Nugent
                            --------------------------------
                            John H. Nugent
                            Vice President


                         ADDTEL COMMUNICATIONS, INC.

                         By:  /s/ Charles Tony Lonstein
                            --------------------------------
                            Charles Tony Lonstein
                            President

                         SHAREHOLDERS:

                         /s/ Aviram Lonstein
                         -----------------------------------
                         Aviram Lonstein

                         /s/ Charles Tony Lonstein
                         ------------------------------------
                         Charles Tony Lonstein

                         /s/ Daniel G. Lonstein
                         ------------------------------------
                         Daniel G. Lonstein

                         /s/ David R. Lonstein
                         ------------------------------------
                         David R. Lonstein

                         SPOUSAL CONSENT

     The undersigned, in her individual capacity as the spouse of the Shareholder listed opposite her name, does hereby execute this Agreement below for the purposes of (i) indicating her understanding of, and binding her to perform in accordance with the provisions of this Agreement, (ii) binding her community property interest, if any, in the Shares now or hereafter owned by her spouse and (iii) acknowledging that if the Shares owned by her spouse is community property, it is the special community property of such spouse, subject to the exclusive control and dominion of said spouse.



     Spouse                        Shareholder              Date

/s/ Joan Lonstein
------------------Joan Lonstein    Charles Tony Lonstein    January 7, 1997




State of California
County of Los Angeles

     Before me, the undersigned notary, personally appeared Joan Lonstein, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that she executed the same for the purposes and consideration therein expressed.

     Sworn to and subscribed before me, this 7th day of January, 1997.

[Seal}

/s/ Signature Illegible
------------------------
Notary Public

My Commission Expires:  9-3-98
                       ---------

                         SPOUSAL CONSENT

     The undersigned, in her individual capacity as the spouse of the Shareholder listed opposite her name, does hereby execute this Agreement below for the purposes of (i) indicating her understanding of, and binding her to perform in accordance with the provisions of this Agreement, (ii) binding her community property interest, if any, in the Shares now or hereafter owned by her spouse and (iii) acknowledging that if the Shares owned by her spouse is community property, it is the special community property of such spouse, subject to the exclusive control and dominion of said spouse.




     Spouse                             Shareholder         Date


/s/ Ravit Lonstein
-------------------Ravit Lonstein       David R. Lonstein   January 7, 1997





State of California
County of Los Angeles

     Before me, the undersigned notary, personally appeared Ravit Lonstein, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that she executed the same for the purposes and consideration therein expressed.

     Sworn to and subscribed before me, this 7th day of January, 1997.

[Seal}

/s/ Signature Illegible
------------------------
Notary Public

My Commission Expires:  May 5, 2000
                       --------------

                         SPOUSAL CONSENT

     The undersigned, in her individual capacity as the spouse of the Shareholder listed opposite her name, does hereby execute this Agreement below for the purposes of (i) indicating her understanding of, and binding her to perform in accordance with the provisions of this Agreement, (ii) binding her community property interest, if any, in the Shares now or hereafter owned by her spouse and (iii) acknowledging that if the Shares owned by her spouse is community property, it is the special community property of such spouse, subject to the exclusive control and dominion of said spouse.




     Spouse                                  Shareholder              Date

/s/ Dalit L. Lonstein
-----------------------Dalit L. Lonstein     Daniel G. Lonstein       January 7, 1997





State of California
County of Los Angeles

     Before me, the undersigned notary, personally appeared Dalit
L. Lonstein, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that she executed the same for the purposes and consideration therein expressed.

     Sworn to and subscribed before me, this 7th day of January, 1997.

[Seal}

/s/ Signature Illegible
------------------------
Notary Public

My Commission Expires:  Feb. 9, 2000
                       ----------------

             LIST OF SECTIONS TO DISCLOSURE SCHEDULE

Section 2.1         Foreign Qualification States
Section 2.5         Consents and Approvals of Tribunals
Section 2.8(a)      Real Property Owned and Leased; Tangible
                    Personal Property Leases
Section 2.8(b)      Exceptions to Good Operating Condition
Section 2.8(c)      Exceptions to Compliance with Laws
Section 2.9         Litigation
Section 2.10        Changes Since Mary 31, 1996
Section 2.11(a)     Liabilities and Commitments
Section 2.11(b)     Defaults
Section 2.12        Environmental Matters Exceptions
Section 2.13        Employee Benefit Plans
Section 2.14        Labor Matters
Section 2.15(a)     Tax Disclosure
Section 2.15        Tax Audits
Section 2.17(a)     Proprietary Rights
Section 2.17(b)     Confidentiality Agreements
Section 2.17(c)     Owned Software
Section 2.22        States in which Is Certification Required and
                    Is Not Required
Section 2.25        Insurance
Section 2.26        Material Contracts
Section 2.27(a)     Accounts Receivable
Section 2.28        Accounts Payable
Section 2.29(a)     Agreement Involving $5,000 or more and Not
                    Terminable in 30 days
Section 2.29(b)     Employee Benefit Programs
Section 2.29(c)     Compensation, Noncompetition, Severance and
                    Consulting Agreements
Section 2.29(d)     Indebtedness for Borrowed Money and Guarantees
Section 2.29(e)     Employees
Section 2.29(f)     Capital Assets
Section 2.29(g)     Income Tax Returns
Section 2.29(h)     All Consents
Section 2.29(i)     Permits and Tariffs
Section 2.29(j)     Agreements with Competitors
Section 2.29(k)     Ten Largest Customers and Suppliers
Section 2.29(l)     Financing Statements
Section 2.29(m)     Trade-out Arrangements
Section 2.29(n)     CIC Codes and Access Codes
Section 2.30        Bank Accounts
Section 2.31        Product and Service Warranties
Section 2.32        Transactions with Affiliates

                               (i)

                        LIST OF EXHIBITS

     Exhibit A      Form of Nonsolicitation Agreement
     Exhibit B      Pledge Agreement
     Exhibit C      Opinion of Counsel for the Company and
                    Shareholders
     Exhibit D      Investor Notes Schedule
     Exhibit E      Deposits and Prepayments Existing on the
                    Closing Date



Pursuant to Item 601(b)(2) of Regulation S-K, this exhibit omits certain nonmaterial schedules and exhibits comprising a part of the original document. The following items have been omitted from this exhibit: all sections of the Disclosure Schedule, Exhibit C-Opinion of Counsel for the Company and Shareholders, Exhibit D-Investor Notes Schedule, and Exhibit E-Deposits and Prepayments Existing on the Closing Date. The Company agrees to supplementally furnish a copy of any of the omitted items to the Securities and Exchange Commission upon request.

                                                        EXHIBIT A
                    NONSOLICITATION AGREEMENT

     This Nonsolicitation Agreement (this "Agreement") is made and entered into as of January 10, 1997 (the "Effective Date"), by and between _________________, ("Shareholder"), and SA
Telecommunications, Inc, a Delaware corporation ("Purchaser").

     WHEREAS, Shareholder is the holder of certain shares of the outstanding capital stock of Addtel Communications, Inc., a California corporation ("Addtel"); and

     WHEREAS, in accordance with the terms of that certain Stock Purchase Agreement dated as of January 10, 1997 by and among Purchaser, Addtel, the Shareholder and the holders of the remaining capital stock of Addtel (the "Stock Purchase Agreement"), the Shareholder, in order to preserve the value and good will of Addtel and as a material inducement for the closing of the Stock Purchase Agreement, has agreed to enter into this Agreement.

     WHEREAS, Addtel is currently serving customers in the states of Arizona, California, Connecticut, Colorado, Delaware, District of Columbia, Florida, Georgia, Illinois, Indiana, Kansas, Kentucky, Louisiana, Maryland, Massachusetts, Michigan, Minnesota, Missouri, New Hampshire, New Jersey, New York, Nevada, North Carolina, Ohio, Oregon, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Washington, Wisconsin, West Virginia, Utah, Vermont and Virginia;

     WHEREAS, in connection with the Stock Purchase Agreement, Shareholder has been paid $_____ and is entitled to an additional $_________ being held in escrow under the Stock Purchase Agreement subject to adjustments and other distributions as provided in the Stock Purchase Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

     1. DEFINITIONS. Unless otherwise stated in this Agreement, the following terms shall have the following meanings, and other capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Stock Purchase Agreement.

     AGENTS AND SUBAGENTS shall mean any Person which directly or indirectly resells the telecommunications services of any of the Protected Parties on the Effective Date or on the earlier to occur of the Termination Date or the Six Month Anniversary Date.

     COMPETING BUSINESS shall mean any business conducted by a Person which is engaged in any business of any of the Protected
Parties that such Protected Party is conducting on the Effective
Date.

     CUSTOMERS shall mean any Person who has used the telecommunications services of any of the Protected Parties (1) on the Effective Date or at any time during the 12 months preceding the

Effective Date or (2) on the earlier to occur of the Termination
Date or the Six Month Anniversary Date.

     CUSTOMER DATA shall mean with respect to any Person, all of the Person's customer lists, lists of potential customers, sales records and other customer data (including credit data) relating to the business of such Person.

     EMPLOYEE shall mean any Person (excluding the Shareholder) who is an active employee of any of the Protected Parties.

     PROTECTED PARTIES shall mean Addtel, Purchaser and any of Purchaser's Affiliates.

     RESTRICTED PERIOD shall mean a period beginning on the Effective Date and ending five years from the Effective Date.

     SUPPLIER DATA shall mean with respect to any Person, all of the Person's supplier lists and publications of potential suppliers, transmission carriers, switched service providers and other supplier data relating to the purchase of raw materials, utilities and other supplies used in connection with the business of such Person.

     TERMINATION DATE shall mean the date upon which Shareholder's employment with Addtel ceases for any reason.

     VENDORS shall mean any Person that furnishes goods or services to any of the Protected Parties on the Effective Date or on the earlier to occur of the Termination Date or the Six Month
Anniversary Date.

     2.  NONSOLICITATION.     During the Restricted Period, the
Shareholder hereby agrees that he shall not, directly or indirectly, solicit or interfere, for the benefit of any Competing Business, with the Customers, Agents or Subagents, and Employees of any of the Protected Parties in any county of each state in which Addtel conducts business on the Effective Date. Without in any manner limiting the scope of the foregoing provisions, if the Shareholder engages in any of the following acts, he shall be considered to have violated this covenant: (a) induces or attempts to induce any Customer to withdraw, curtail, divert or cancel its business or any agreements with any of the Protected Parties; (b) induces or attempts to induce any Employee of any of the Protected Parties to terminate his or her employment with such Person; (c) induces or attempts to induce any Vendor providing services on behalf of any of the Protected Parties to terminate such Vendor's business relationship with such Protected Party; (d) develops any materials or rights (whether contractual, property or otherwise) utilizing the confidential information of any of the Protected Parties, except for the benefit of the Protected Parties; or (e) disrupts in any manner whatsoever any existing business relationship of any of the Protected Parties. For purposes of this Agreement, confidential information shall exclude general industry knowledge and know how.

     3. CONFIDENTIALITY AND NON-DISCLOSURE. The Shareholder acknowledges and agrees that he has had and may in the future have access to certain trade secrets and confidential information of a proprietary nature to Addtel, including without limitation Customer Data and Supplier Data. The Shareholder acknowledges and agrees that all trade secrets and confidential information are valuable and unique assets of Addtel or its Customers, the confidentiality of which is essential to Addtel's ability to differentiate its products and services, to compete and to fulfill its contractual obligations. The Shareholder also acknowledges and agrees that Addtel or its Customers will retain a proprietary interest in such information that will persist beyond termination of his or her affiliation with Addtel. The Shareholder agrees that he (a) will not intentionally disclose such information to other parties; (b) will take reasonable precautions to protect against the inadvertent disclosure of such information or the theft or misappropriation of such information by others; and (c) will make no use of such information except as requested by any of the Protected Parties. All documentation relating to the trade secrets and confidential information of Addtel or its Customers shall remain the exclusive property of Addtel or its Customers and such information shall not be removed from the premises of Addtel or its Customers without Purchaser's prior written consent.

     4. NO BREACH. Shareholder represents and warrants that the execution and delivery of this Agreement and his performance and consummation of the transactions contemplated under this Agreement, does not and will not, conflict, breach, or constitute a default under any other agreement, instrument, covenant or restriction that Shareholder is a party to or otherwise bound by.

     5. RELIEF. In the event of breach or threatened breach by Shareholder of any provision of this Agreement, Purchaser shall be entitled to (a) relief by temporary restraining order, temporary injunction, permanent injunction or otherwise, as issued by a court of law or equity, (b) recovery of all attorneys' fees and costs incurred by Purchaser in obtaining such relief, and (c) any other legal and equitable relief to which it may be entitled, including, but not limited to, any and all monetary damages which Purchaser may incur as a result of said breach or threatened breach or violation. Purchaser may pursue any remedy available to it, including declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one such remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy. Purchaser has the right to pursue partial enforcement and/or to seek declaratory relief regarding the enforceable scope of this Agreement without penalty and without waiving Purchaser's right to pursue any other available remedy subject to or concurrently with declaratory relief. The covenants contained in this Agreement are independent, and the existence of any claim or cause of action of the Shareholder against Purchaser, whether predicated on this Agreement, the Stock Purchase Agreement or otherwise, shall not constitute a defense to the enforcement of this Agreement by Purchaser.

     6. EXTENSION OF RESTRICTED PERIOD FOR INJUNCTIVE RELIEF. If the Shareholder violates the restrictive covenants of Section 1 above and Purchaser brings legal action for injunctive or other relief under Section 5 above, Purchaser shall not be deprived of the benefit of the full period of the Restricted Period as a result of the time involved in obtaining the relief.

     7. ILLEGAL, INVALID OR UNENFORCEABLE PROVISIONS. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision, there shall be added automatically, as a part of this Agreement, a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable. Moreover, if any one or more of the provisions contained in this Agreement shall, for any reason, be held to be excessively broad as to time duration, geographical scope, activity, or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

     8. DISPUTES. In the event any party hereto seeks any judicial determination of any of its rights or obligations contained herein, the prevailing party or parties in such judicial determination, whether plaintiff or defendant, shall be entitled to recover damages, reasonable attorneys' fees, court costs and other reasonable expenses resulting from such judicial determination on the basis thereof.
This Agreement shall not be subject to Arbitration pursuant to the provisions of Section 9.9 of the Stock Purchase Agreement.

     9. NOTICES. In the event a notice or other document is required to be sent hereunder, such notice or other document shall be personally delivered or sent by registered or certified mail, return receipt requested, to the party entitled to receive such notice or other document at the address reflected in the Stock Purchase Agreement.

     10. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter contained herein. This Agreement may be amended from time to time by an instrument in writing signed by all those who are parties to this Agreement at the time of such amendment.

     11. SUCCESSORS AND ASSIGNS. The terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns. Purchaser may assign this Agreement to any Person without the consent of the Shareholder.

     12. WAIVER OF BREACH. The waiver by a party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

     13. GOVERNING LAW. The Agreement shall be governed in all respects, including validity, interpretation and effect, by the substantive laws of the State of Texas without regard to conflict of law provisions.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


__________________________    SA TELECOMMUNICATIONS, INC.
[Name of Shareholder]
                              BY:__________________________
                                   John Nugent
                                   Vice President

                                                        EXHIBIT B

                        PLEDGE AGREEMENT


     This Pledge Agreement dated as of January 10, 1997 (the "Effective Date") is by and between U.S. Communications, Inc., a Texas corporation ("Pledgor"), SA Telecommunications, Inc., a Delaware corporation ("Purchaser"), and Charles Tony Lonstein ("Pledgee"), as agent and attorney in fact for the shareholders named in that certain Stock Purchase Agreement dated as of January 10, 1997 (the "Stock Purchase Agreement") between Purchaser, Addtel Communications, Inc., a California corporation, and Shareholder Agent, Charles Tony Lonstein, Daniel G. Lonstein and David R. Lonstein (the "Shareholders").

     1. THE PLEDGE. Pledgor, for a valuable consideration and in order to secure the performance of Purchaser's obligations under the escrow provisions of Section 1.7 of the Stock Purchase Agreement ("Purchaser's Obligations") does hereby pledge, transfer and deliver to Pledgee and does hereby grant Pledgee a security interest (the "Security Interest") in 500,000 shares of Common Stock, $.0001 par value, of Purchaser ("Pledged Shares"). The Pledged Shares, when delivered to Pledgee by Pledgor pursuant hereto, shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank.

     Pledgee is acquiring a security interest in the Pledged Shares solely for purposes of collateral for Purchaser's Obligations and for Pledgee's own beneficial account, and not with a view to, or for resale in connection with, any distribution of the Pledged Shares. Pledgee understands that the transfer of the Pledged Shares to Pledgee under this Agreement has not been registered under the Securities Act of 1933, as amended (the "Securities Act") or any state securities laws by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of Pledgee and/or the other representations made by Pledgee in this Agreement. Pledgee understands that Pledgor is relying upon the representations, covenants and agreements contained in this Agreement (and any supplemental information) for the purpose of determining whether this transaction meets the requirements for such exemptions. Pledgee agrees (a) that Pledgee will not sell, assign, pledge, give, transfer or otherwise dispose of the Pledged Shares or any interest therein, or make any offer or attempt to do any of the foregoing, except pursuant to a registration of the Pledged Shares under the Securities Act and all applicable state securities laws or in a transaction which, in the opinion of counsel satisfactory to Purchaser, is exempt from the registration provisions of the Securities Act and all applicable state securities laws; (b) that Purchaser and any transfer agent for the Pledged Shares shall not be required to give effect to any purported transfer of any of the Pledged Shares except upon compliance with the foregoing restrictions; and (c) that a legend in substantially the following form will be placed on the certificates representing the Pledged Shares:

     The shares represented by this Certificate have not been registered under the Securities Act of 1933 (the "Act") and are "restricted securities" as that term is defined in Rule 144 of the Act. The shares may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company. The shares represented by this Certificate are subject to a Voting Agreement, which is on file with the Company at 1600 Promenade Center, 15th Floor, Richardson, Texas

Pledgee has not offered or sold any portion of the Pledged Shares and has no present intention of dividing such Pledged Shares with others or of reselling or otherwise disposing of any portion of such Pledged Shares.

     2. VOTING AGREEMENT WITH RESPECT TO PLEDGED SHARES. Pledgee hereby agrees that during the Voting Term, Jack W. Matz, Jr., or his nominee, shall have full power and authority to vote the Pledged Shares, and Pledgee shall have no voting rights whatsoever with respect to the Pledged Shares. For purposes of this Agreement, (a) "Voting Term" shall mean a period beginning on the Effective Date and ending on the earlier to occur of (i) the tenth anniversary of the Effective Date or (ii) the date of sale by Pledgee under the Shares in a Permitted Transaction, and a "Permitted Transaction" shall mean (A) a bona fide broker transaction in the public market or (B) a private transaction in which no single purchaser of the any of the Pledged Shares shall receive a block of more than 25,000 shares of Pledgor's Common Stock. A counterpart of this Agreement shall be deposited with Purchaser at its principal offices and shall be subject to the same rights of examination of any stockholder of Purchaser, in person or by agent or attorney, as are the books and records of Purchaser.
At all meetings of the stockholders of Purchaser, or with regard to any action taken pursuant to consent, during the Voting Term, the Pledged Shares held or owned by Pledgee shall be voted by Jack W. Matz, Jr., in the manner designated by him. To the extent necessary for the enforcement hereof, this Agreement shall be deemed to provide Jack W. Matz, Jr. an irrevocable proxy for the Voting Term, which such proxy is expressly agreed between the parties hereto to be coupled with an interest as contemplated by applicable law. Any share of Purchaser's Common Stock subject to this Section 2 shall remain so subject, regardless of any conveyance thereof to any party, during the Voting Term, and any party proposing to transfer any of the Pledged Shares in a transaction which is not a Permitted Transaction shall secure a written agreement from the transferee that such party agrees to be bound by the terms of this Section 2 in form and substance satisfactory to Purchaser. Pledgee understands that Purchaser shall not permit the voting of the Pledged Shares in contravention of the terms hereof.

     3. DEFAULT. The term Event of Default shall mean that the Arbitration Panel (as defined in the Stock Purchase Agreement) shall have finally determined in an Arbitration proceeding conducted in accordance with Section 9.9 of the Stock Purchase Agreement that Purchaser is obligated to pay the Shareholders an amount due under Purchaser's Obligations, and Purchaser fails to pay such amount within five days of the conclusion of such Arbitration proceedings.

     4. REMEDIES UPON EVENT OF DEFAULT. Pledgee understands that the Pledged Shares are "restricted securities" under applicable federal securities laws and that the Securities Act and the rules of the Securities and Exchange Commission (the "Commission") provide in substance that Pledgee may dispose of the Pledged Shares only pursuant to an effective registration statement under the Securities Act or an exemption therefrom, and Pledgee understands that except as provided on Schedule 1 hereto, neither Purchaser nor Pledgor has any obligation or intention to register any of the Pledged Shares issued to Pledgee thereunder, or to take action so as to permit sales pursuant to the Securities Act (including Rule 144 thereunder). Pledgee understands that Pledgee may not at any time demand the purchase by Purchaser, Pledgor, or any shareholder of Purchaser of the Pledged Shares. If any Event of Default shall have occurred and be continuing, Pledgee's exclusive remedy hereunder shall be to sell the Pledged Shares in accordance with the restrictions specified in this Agreement, PROVIDED, HOWEVER, that Pledgee shall give Pledgor and Purchaser not less than 30 days' prior written notice of Pledgee's intention to make such sale, and the time and place of any sale or other intended disposition of any of the Pledged Shares, and Pledgor or any Person designated by Pledgor may within such 30 day period purchase such Pledged Shares from Pledgor for cash at a per share price equal to the average per share closing price for Purchaser's Common Stock on the Nasdaq Stock Market's SmallCap Market (or any stock exchange upon which Purchaser's Common Stock may then be listed) for the
period of five days preceding such sale ("Pledgor's Option").   In
the event that Pledgor's Option is not exercised, Pledgee may exercise the registration rights provided on Schedule 1 hereto.

     5. APPLICATION OF PROCEEDS. The proceeds of any sale of, or other realization upon, all or any part of the Pledged Shares shall be applied by Pledgee in the following order or priorities:

          FIRST, to pay the expenses of such sale or other realization, including all expenses, liabilities and advances incurred or made by Pledgee in such sale;

          SECOND, to the payment of all Purchaser's Obligations;

          THIRD, to pay to Pledgor or Purchaser (as directed by Pledgor), or their respective successors or assigns, any surplus then remaining from such proceeds. As used herein the term "proceeds" including all cash, securities and other property received in respect of the Pledged Shares.

     6. TERMINATION OF SECURITY INTERESTS; RELEASE OF PLEDGED SHARES. Upon the performance in full of Purchaser's obligations under the escrow provisions of Section 1.7 of the Stock Purchase Agreement, (a) the Security Interests shall automatically terminate and all rights to the Pledged Shares shall revert to Pledgor, and
(b) Pledgee shall return the Pledged Shares to Pledgor. Upon any such termination of the Security Interests or release of Pledged Shares, Pledgee will, at Pledgor's expense, execute and deliver to Pledgor such documents as Pledgor shall reasonably request to evidence the termination of the Security Interests or the release of such Pledged Shares, as the case may be.

     7. NOTICES. All notices hereunder shall be in writing and shall be deemed to have been given or made at the time either personally delivered or sent by national overnight delivery service as follows: (a) if to Pledgor and Purchaser to 1600 Promenade Center, 15th Floor, Richardson, Texas 75080, Attention: Vice President and General Counsel, and (b) if to Pledgee to: Charles Tony Lonstein, 14235 Dickens St. #1, Sherman Oaks, CA 91423.

     8. WAIVERS, EXCLUSIVE REMEDIES. No failure on the part of Pledgee to exercise, and no delay in exercising, and no course of dealing with respect to, any right, power or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise by Pledgee or Pledgor of any right, power or remedy under this Agreement preclude any other or further exercise thereof. The remedies in this Agreement are exclusive and Pledgee is not entitled to any other remedies provided by law, in equity or otherwise.

     9. ARBITRATION. All disputes between Pledgor and Pledgee shall be handled in accordance with the provisions of Section 9.9 of the Stock Purchase Agreement, which provisions are hereby incorporated by reference in this Agreement.

     10. CHANGES IN WRITING. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is brought.

     11. APPLICABLE LAW. This Agreement other than the voting agreement contained in Section 2 hereof (the "Voting Agreement") shall be governed by and construed and interpreted in accordance with the laws of the State of Texas without giving effort to any conflict of laws principle that might require the application of law of any other jurisdiction, and the Voting Agreement shall be governed by and construed and interpreted in accordance with the General Corporation Law of the State of Delaware.

     12. SEVERABILITY. If any provision is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect in such jurisdiction, and the validity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

     13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

     In witness whereof, the undersigned have executed this Agreement as of the day first above written.

U.S. COMMUNICATIONS, INC.     SA TELECOMMUNICATIONS, INC.

By:______________________     By: ____________________________
   John Nugent                    John Nugent
   Vice President                 Vice President

                                   ______________________________
                                   Charles Tony Lonstein, as Agent
                                   and Attorney in Fact for Aviram
                                   Lonstein, Charles Tony
                                   Lonstein, Daniel G. Lonstein
                                   and David R. Lonstein


The undersigned hereby agree that Charles Tony Lonstein may act as Agent and Attorney in Fact for all of the undersigned in connection with this Agreement.

__________________________    ______________________________
Charles Tony Lonstein         Aviram Lonstein


__________________________    ______________________________
Daniel G. Lonstein            David R. Lonstein

                                                       Schedule 1

                       Registration Rights

Subject to the provisions hereof, after receiving a written request by Pledgee on behalf of all Shareholders issued after an Event of Default and the expiration of the Pledgor's Option without exercise (the "Registration Event") in substantially the form attached hereto as Schedule 2 (the "Demand Notice"), Purchaser shall prepare and within 60 days of the receipt of the Demand Notice, file a registration statement (the "Registration Statement") for the public sale by the Shareholders of the Pledged Shares then owned by such Shareholders. Purchaser shall use all reasonable efforts to cause the Registration Statement to become effective as soon as practicable and to remain effective until the earlier of (i) 90 days from the effective date of such Registration Statement or (ii) such time as all shares subject to such Registration Statement have been sold thereunder. The Demand Notice shall be accompanied by a list of blue sky jurisdictions as Pledgee may reasonably request and the Company shall use all reasonable efforts to ensure compliance with applicable blue sky laws in such listed jurisdictions subject to the limitations set forth herein.

1. Purchaser shall pay all expenses of the registration hereunder. In no event, however, shall Purchaser pay the Shareholders' underwriting discounts or commissions or any fees or costs of counsel to the Shareholders.

2. Purchaser shall supply to Pledgee a reasonable number of copies of all registration materials and prospectuses. Purchaser and the Shareholders shall execute and deliver to each other indemnity agreements which are conventional in registered offerings of this type. The Shareholders shall reasonably cooperate with Purchaser in the preparation and filing of the Registration Statement and appropriate amendments thereto and in connection therewith provide Purchaser with a representation letter as requested by Purchaser.

3. Pledgee and the Shareholders may not transfer the registration rights granted hereunder.

4. Notwithstanding the foregoing, Purchaser shall not be obligated to effect, or take any action to effect, any such registration pursuant to the registration rights granted hereunder in any particular jurisdiction in which Purchaser would be required to execute a general consent to service of process or otherwise qualify to do business in effecting such registration, qualification, or compliance, unless Purchaser has already consented to service or qualify to do business in such jurisdiction or in any jurisdiction in which Purchaser is not authorized to offer or sell its securities.

5. The Registration Statement filed pursuant to the request of Pledgee may include other securities of Purchaser, with respect to which registration rights have been granted or may be granted and may include securities of Purchaser being sold for the account of Purchaser.

6. Neither Pledgee nor the Shareholders shall have any right to take any action to restrain, enjoin or otherwise delay any registration as a result of any controversy that might arise with respect to the interpretation or implementation of the registration rights granted herein.

7. The right to request any such registration shall expire on that date which is 90 days after the occurrence of the Registration Event.

8. Pledgee hereby represents and warrants to and covenants with Purchaser and to each officer, director and agent of Purchaser as follows:

          (a) Pledgee has all requisite authority to enter into this Agreement on behalf of the Shareholders and to perform all the obligations required to be performed by Pledgee or the Shareholders hereunder.

          (b) Pledgee is familiar with the business and financial condition, properties, operations and prospects of Purchaser, and, at a reasonable time prior to the execution of this Agreement, has been afforded the opportunity to ask questions of and receive satisfactory answers from Purchaser and Purchaser's officers and directors, or other persons acting on the Purchaser's behalf, concerning the business and financial condition, properties, operations and prospects of Purchaser and has asked such questions as Pledgee desires to ask and all such questions have been answered to the full satisfaction of Pledgee.

          (c) No representations or warranties have been made to Pledgee or the Shareholders by Purchaser as to the tax consequences of the pledge of the Pledged Shares pursuant to this Agreement, or as to profits, losses or cash flow which may be received or sustained as a result of such pledge. Pledgee understands and acknowledges that Purchaser has significant outstanding indebtedness and a significant amount of Preferred Stock issued to investors which such Preferred Stock has rights and preferences superior to that of the Pledged Shares.

                           Schedule 2

                      FORM OF DEMAND NOTICE

VIA FEDERAL EXPRESS

SA Telecommunications, Inc.
1600 Promenade Center, 15th Floor
Richardson, Texas 75080
Attention: General Counsel

     The undersigned is the Pledgee under that certain Pledge Agreement dated as of January 10, 1997 ("Pledge Agreement") among the undersigned, SA Telecommunications, Inc. ("STEL"), and U.S. Communications, Inc. All capitalized terms used herein and not defined shall have the meaning set forth in the Pledge Agreement. After the occurrence of an Event of Default and the Registration Event, STEL has agreed to register for resale the Pledged Shares held by Pledgee upon demand with the Commission. The undersigned hereby gives written notice to STEL that the Registration Event has occurred and hereby requests STEL to register the Pledged Shares with the Commission in accordance with the terms and conditions of the Pledge Agreement. A list of blue sky jurisdictions is set forth underneath the undersigned's signature.


______________________________
Charles Tony Lonstein, Individually and
as Agent and Attorney in Fact for
Aviram Lonstein, Charles Tony
Lonstein, Daniel G. Lonstein and David R.
Lonstein

List of blue sky jurisdictions:
California